                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule l4a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Under Rule 14a-l2

                          Charter Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         [CHARTER COMMUNICATIONS LOGO]

                                                                   June 28, 2004

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Charter Communications, Inc. ("the Company"), which will be held at the W Seattle Hotel, 1112 Fourth Avenue, Seattle, Washington on Tuesday, July 27, 2004 at 10:00 a.m. (Pacific Daylight Time).

     All stockholders of record on June 1, 2004 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures. Parking at the W Seattle Hotel for the Annual Meeting will be complimentary. Please inform the attendant you are attending the Charter Annual Meeting.

     Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                                          Sincerely,

                                          /s/ CARL E. VOGEL
                                          Carl E. Vogel
                                          President and Chief Executive Officer

                         [CHARTER COMMUNICATIONS LOGO]

                                 CHARTER PLAZA
                            12405 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                       OF
                          CHARTER COMMUNICATIONS, INC.

                            ------------------------

DATE:     Tuesday, July 27, 2004
TIME:     10:00 a.m. (Pacific Daylight Time)
PLACE:    The W Seattle Hotel
          1112 Fourth Avenue
          Seattle, Washington

MATTERS TO BE VOTED ON:

1. Election of nine directors, as follows:

        - One Class A/Class B director; and

        - Eight Class B directors.

2. Ratification of the appointment of KPMG LLP as the company's independent registered public accounting firm for the year ended December 31, 2004.

3. Any other matters properly brought before the stockholders at the meeting.

                                          By order of the Board of Directors,

                                          /s/ CURTIS S. SHAW

                                          CURTIS S. SHAW
                                          Secretary

June 28, 2004

                          CHARTER COMMUNICATIONS, INC.

                                PROXY STATEMENT

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the envelope provided. This proxy statement was first mailed to stockholders on or about June 28, 2004.

                GENERAL INFORMATION ABOUT VOTING AND THE MEETING

WHAT AM I VOTING ON AT THE MEETING?

     As a holder of Class A common stock, you are being asked to vote, together with the holder of Class B common stock, "FOR" the following:

     - election of Nancy B. Peretsman as the one director to serve as the Class A/Class B director on the board of directors of the Company (the "Class A/Class B director"); and

     - ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the year ended December 31, 2004.

WHY AM I VOTING ON ONLY ONE DIRECTOR?

     There currently are a total of nine members of the board of directors. Our Certificate of Incorporation provides that all but one of the directors will be elected by vote of the holder of the Class B shares voting alone (the "Class B directors"), and that the remaining director (the "Class A/Class B director") will be elected by the holders of the Class A and Class B shares voting together.

WHO HAS BEEN NOMINATED FOR ELECTION AS A DIRECTOR AT THE ANNUAL MEETING?

     The board of directors has nominated the nine current directors for re-election. As noted above, however, the holders of Class A shares will be voting for only one director. The Class A/Class B director nominee who is up for election by vote of the Class A and Class B shares voting together at the annual meeting is Nancy B. Peretsman.

     The other eight directors who have been nominated by the board of directors are: Paul G. Allen, Charles M. Lillis, David C. Merritt, Marc B. Nathanson, Jo Allen Patton, John H. Tory, Carl E. Vogel and Larry W. Wangberg.

WHO CAN VOTE?

     For all matters except the election of the eight Class B directors, a total of 304,613,306 shares of Class A common stock, representing approximately 8.24% of the total voting power of all of our issued and outstanding stock, and 50,000 shares of Class B common stock, representing approximately 91.76% of the total voting power, are entitled to vote. Each share of Class A common stock is entitled to one vote. Each holder of Class B common stock is entitled to ten votes per share plus ten votes per share of Class B common stock for which membership units in Charter Communications Holding Company, LLC held by Mr. Allen and his affiliates are exchangeable. Accordingly, each outstanding share of Class B common stock was entitled to 67,836.4 votes at June 1, 2004.

     You can vote your Class A shares if our records show that you owned the shares at the close of business on June 1, 2004 (the "Record Date"). The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

     You will not have a vote in the election of the Class B directors. Paul G. Allen, the sole holder of Class B shares, will be the only stockholder voting in that election.

WHAT IS THE QUORUM REQUIRED FOR THE MEETING?

     We will hold the annual meeting if holders of shares having a majority of the combined voting power of the Class A and Class B common stock as of the Record Date either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

     Abstentions and broker "non-votes" will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

WHAT IS A BROKER "NON-VOTE"?

     A broker "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.

WHAT IS THE VOTE REQUIRED FOR THE PROPOSALS ON THE AGENDA?

     A plurality of Class A and Class B votes cast, voting together as a single class, is required for the election of the Class A/Class B director. The affirmative vote of a majority of Class A and Class B votes cast at the meeting, voting together as a single class, is required for ratification of the appointment of KPMG LLP as our independent registered public accountants.

     Under our Certificate of Incorporation and Bylaws, for purposes of determining whether votes have been cast, abstentions and broker "non-votes" will not be counted except with respect to the election of directors where abstentions and broker non-votes will result in the respective nominee receiving fewer votes, but will have no effect on the outcome of the vote.

     A stockholder may vote to "abstain" on the ratification of the appointment of KPMG LLP as our independent registered public accountants and the other proposals which may properly come before the Annual Meeting. If you vote to "abstain," your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, abstentions and broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of KPMG LLP as our independent public accountants. In addition, in the election of directors, a stockholder may withhold such stockholder's vote.

     We have been advised by Paul G. Allen, the sole holder of Class B shares, that he intends to vote "FOR" all of the nine nominees identified above, including the Class A/Class B director nominee, which would result in the election of the Class A/Class B nominee. We have also been advised by Paul G. Allen, the sole holder of the Class B shares, that he intends to vote "FOR" ratification of the appointment of KPMG LLP as our independent public accountants, which would result in the approval of that proposal.

WHAT ARE MY CHOICES IN THE PROPOSALS ON THE AGENDA?

     You can vote your shares "FOR," or you can withhold your vote, for the Class A/Class B director nominee, Nancy B. Peretsman. On the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants, you can (1) vote for the proposal, (2) vote against the proposal, or (3) abstain from voting.

HOW DO I VOTE BY PROXY?

     Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf "FOR" the named Class A/Class B director nominee or her substitute, and "FOR" ratification of KPMG LLP as our independent registered public accountants.

CAN I VOTE BY TELEPHONE OR VIA THE INTERNET?

     Stockholders with shares registered in their names with Mellon Investor Services LLC, our transfer agent, may authorize a proxy by the internet at the following address: http://www.eproxy.com.chtr, or by telephone at 1-800-435-6710.

     A number of brokerage firms and banks participate in a program that permits telephone and internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the voting of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

     Proxies submitted via the telephone or internet must be received by 11:59 p.m. (EDT) on July 26, 2004. If you vote this year's proxy via the internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. On such other business as may properly come before the meeting, your shares will be voted in the discretion of the proxy holder.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?

     Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?

     If your shares are held in the name of your broker, a bank or other nominee, you should return your proxy in the envelope provided by such broker, bank or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

     If you wish to attend the annual meeting and vote your shares in person, you should obtain the documents required to vote your shares in person at the annual meeting from your broker, bank or other nominee.

     If your shares are held in the name of a broker, and you do not provide instructions on how to vote your shares, the nominee may be able to vote them as it sees fit, but only as to "routine" matters. New York Stock Exchange, Inc., or NYSE, rules permit a member firm to vote for the directors and/or for the proposal to ratify the selection of independent registered public accountants, as well as other "routine" matters, if the member firm holds the shares of the Class A common stock for a beneficial owner and receives no instructions to the contrary by the tenth day before the annual meeting. Rules of the American Stock Exchange LLC, or AMEX, are substantially similar to the NYSE Rules. The National Association of Securities Dealers, Inc., or the NASD, permits a NASD member firm to deliver a proxy, with respect to shares of the Class A common stock held by the NASD member firm for a beneficial owner pursuant to the rules of a national securities exchange (such as the NYSE and the AMEX) to which the NASD member firm is also responsible provided that the records of the member firm clearly indicate which procedure it is following. As a result, if your broker is an exchange member of either NYSE or AMEX and you do not indicate your preference on your proxy, your nominee will be free to use its discretion to vote for or withhold your vote for "routine" matters such as election of directors and ratification of public accountants. Nevertheless, we urge each of you to instruct the member firm which holds of record your shares of the Class A common stock to vote in favor of the two proposals submitted to the stockholders for a vote even though such instruction is not required.

WHO IS SOLICITING MY VOTE?

     The board of directors is soliciting your vote.

WHO PAYS FOR THIS PROXY SOLICITATION?

     The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

              PROPOSAL NO. 1: ELECTION OF CLASS A/CLASS B DIRECTOR
                             (ITEM 1 ON PROXY CARD)

     We currently have nine directors, each of whom is elected on an annual basis. In accordance with our Bylaws, the number of directors has been fixed at nine. Our Certificate of Incorporation provides that the holders of the Class B common stock elect all but one of the directors. The holders of the Class A common stock and Class B common stock, voting together, elect one director (the Class A/Class B director). This election of one Class A/Class B director by the holders of Class A and Class B common stock voting together is scheduled to take place at the annual meeting of stockholders. The board of directors is soliciting your vote for the Class A/Class B director to be elected at the annual meeting of stockholders. Once elected, the Class A/Class B director will hold office until his or her successor is elected, which should occur at next year's annual meeting of stockholders. You do not have a vote, and your vote is not being solicited, with respect to the election of the eight Class B directors who will be elected at the meeting.

     NOMINATIONS. Nancy B. Peretsman has been nominated for election as the Class A/Class B director. Although we don't know of any reason why Ms. Peretsman might not be able to serve, the board of directors will propose a substitute nominee to serve if Ms. Peretsman is not available for election for any reason.

     By virtue of Mr. Allen's control of approximately 93% of the voting power of the Company as of the record date, we are a "controlled company" under Nasdaq rule 4350(c)(5). As such, the Company is not subject to requirements that a majority of our directors be "independent" (as defined in Nasdaq's rules) or that there be a nominating committee of the board, responsible for nominating director candidates. The Company does not have a nominating committee. Candidates for director are nominated by the full board of directors, based on the recommendation of one or more of our directors. Given the significance of Mr. Allen's investment in the Company and the high caliber of the individuals who have been recruited to serve on our board of directors, we believe that the Company's nomination process is appropriate. Criteria and qualifications for new board members considered by the Company's directors include a high level of integrity and ability, industry experience or knowledge, and operating company experience as a member of senior management (operational or financial). In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

     Generally, stockholders can nominate persons to be directors. If a stockholder wants to nominate someone, he or she must follow the procedures set forth in our Bylaws. In short, these procedures require the stockholder to timely deliver a notice to the Secretary at our principal executive offices 45 to 70 days prior to the first anniversary of the mailing of proxy materials for the prior year's annual meeting. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year's meeting.

     Stockholders also are free to suggest persons for the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (but at least 120 days before the date of the proxy statement for the prior year's annual meeting of stockholders) in writing to the board of directors at the Company's principal executive offices, in care of the General Counsel. The board of directors may, however, give less serious consideration to individuals of whom none of the current board members have personal knowledge.

GENERAL INFORMATION ABOUT THE CLASS A/CLASS B DIRECTOR NOMINEE

     Nancy B. Peretsman is the director nominee proposed for election by the holders of our Class A and Class B common stock. Ms. Peretsman has agreed to be named in this proxy statement and to serve as a director if elected.

     NANCY B. PERETSMAN, 50, has been a director of Charter Communications, Inc. since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company, LLC (formerly known as Allen & Company Incorporated), an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.B.A. degree from Yale University.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE CLASS A/CLASS B DIRECTOR NOMINEE.

     PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC
                                  ACCOUNTANTS
                             (ITEM 2 ON PROXY CARD)

     The Audit Committee of the board of directors has appointed KPMG LLP ("KPMG") as the Company's independent public accountants for 2004. Stockholder ratification of the selection of KPMG as the Company's independent public accountants is not required by the Company's Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee wished to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company's independent public accountants is not required for their retention. However, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

     KPMG has been serving as the Company's independent public accountants since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG's status as independent accountants with respect to the Company within the meaning of the Federal securities laws.

     Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                         ELECTION OF CLASS B DIRECTORS

INFORMATION ABOUT THE CLASS B DIRECTOR NOMINEES

     The following information concerns the eight individuals who have been nominated by the board of directors for election by the Class B holder, voting as a separate class. These individuals currently serve as Class B directors.

     PAUL G. ALLEN, 51, has been Chairman of our board of directors since July 1999, and Chairman of the board of directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, the Company) since December 1998. Mr. Allen, co-founder of Microsoft Corporation, has been a private investor for more than 15 years, with interests in over 50 technology, telecommunications, content and biotech companies. Mr. Allen's investments include Vulcan Inc., Vulcan Productions, Inc., the Portland Trail Blazers NBA and Seattle Seahawks NFL franchises, and investments in DreamWorks LLC and Oxygen Media. In addition, Mr. Allen is a director of Vulcan Programming Inc., Vulcan Ventures, Vulcan Inc., Vulcan Cable III, Inc., numerous other privately held companies and, until its sale in May 2004 to an unrelated third party, TechTV L.L.C.

     CHARLES M. LILLIS, 62, was elected to our board of directors in October 2003. Presently, he is the Managing Partner of Lone Tree Capital, a private equity partnership he co-founded in 2002. Mr. Lillis served as Chairman and Chief Executive Officer of MediaOne Group, Inc. from June 1998 to May 2000. He served as Chief Executive Officer of MediaOne while it was a tracking stock company from November 1995 to May 1997. Prior to that, he held various senior management positions at US WEST, MediaOne's predecessor. Before joining US WEST, he served as Dean of the University of Colorado's College of Business and as a professor at Washington State University. In addition, he is a director and serves on the audit committees of SuperValu, Inc. and Williams Companies. Mr. Lillis is also Chairman of the University of Washington Business Advisory Board, a member of the University of Washington Foundation Board, and a former member of the University of Colorado Foundation Board. Mr. Lillis is a graduate of the University of Washington, Seattle, with an M.B.A., and he holds a doctorate of Philosophy in Business from the University of Oregon, in Eugene.

     DAVID C. MERRITT, 50, was elected to our board of directors in July 2003, and was also appointed as Chairman of the Audit Committee at that time. Since October 2003, Mr. Merritt has been a Managing Director of Salem Partners, LLC, an investment banking firm. He was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provides financial advisory services to the entertainment and media industries from January 2001 through April 2003. Prior to that, he served as Chief Financial Officer of CKE Associates, Ltd., a privately held company with interests in talent management, film production, television production, music and new media from July 1999 to November 2001. He also served as a director of Laser-Pacific Media Corporation from January 2001 until October 2003 and served as Chairman of its audit committee. During December 2003, he became a director of Outdoor Channel Holdings, Inc. Mr. Merritt joined KPMG LLP in 1975 and served in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice and before joining CKE Associates, Mr. Merritt was an audit and consulting partner of KPMG LLP for 14 years. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University -- Northridge.

     MARC B. NATHANSON, 59, has been a director of Charter since January 2000. Mr. Nathanson is the Chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as Chairman and Chief Executive Officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and from 1998 through September 2002, served as its Chairman.

Mr. Nathanson holds a Bachelors degree in Mass Communications from the University of Denver and a Masters degree in Political Science from University of California/Santa Barbara.

     JO ALLEN PATTON, 46, has been a director of Charter since April 2004. Ms. Patton joined Vulcan Inc. as Vice President in 1993, and since that time has served as an officer and director of many affiliates of Mr. Allen, including in her current position as President and Chief Executive Officer of Vulcan Inc. since July 2001. Vulcan Inc. is the investment and project management company founded by Mr. Allen to oversee a diverse multi-billion dollar portfolio of investments, real estate, sports teams, entertainment and charitable projects. Ms. Patton is also President of Vulcan Productions, an independent feature film and documentary production company, Vice Chair of First & Goal, Inc., which developed and operates the Seattle Seahawks NFL stadium, and serves as Executive Director of the six Paul G. Allen Foundations. Ms. Patton is a co-founder of the Experience Music Project museum, as well as the Science Fiction Museum and Hall of Fame. Ms. Patton is the sister of Mr. Allen.

     JOHN H. TORY, 50, has been a director of Charter since December 2001. Mr. Tory served as the Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, from 1999 until 2003. From 1995 to 1999 Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a Managing Partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of directors of a number of Canadian companies, including Cara Operations Limited. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

     CARL E. VOGEL, 46, has been a director of Charter and its President and Chief Executive Officer since October 2001. Mr. Vogel has more than 20 years experience in telecommunications and the subscription television business. He was a Senior Vice President of Liberty Media Corp. from November 1999 until October 2001, and Chief Executive Officer of Liberty Satellite and Technology, a distributor of Internet data and other content via satellite, from April 2000 until October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services with responsibility for managing operations of all of AT&T's cable broadband properties from June 1999 until November 1999. From June 1998 to June 1999, when the business of Primestar Inc. was sold, Mr. Vogel served as Chief Executive Officer of Primestar Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director and member of the Executive Committee of the National Cable & Telecommunications Association, CableLabs and Digeo, Inc. and serves as a director of Women in Cable and Telecommunications. Mr. Vogel holds a B.S. degree in Finance and Accounting from St. Norbert College. His employment agreement provides that he will serve on our board of directors. See "Executive Compensation -- Employment Arrangements."

     LARRY W. WANGBERG, 62, has been a director of Charter since January 2002. From August 1997 to May 2004, Mr. Wangberg was a director of TechTV L.L.C., a cable television network controlled by Paul Allen. He also served as its Chairman and Chief Executive Officer from August 1997 through July 2002. In May 2004, TechTV was sold to an unrelated third party. Prior to joining TechTV L.L.C., Mr. Wangberg was Chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was Chairman and Chief Executive Officer of Times Mirror Cable Television and Senior Vice President of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in Mechanical Engineering and a master's degree in Industrial Engineering, both from the University of Minnesota.

BOARD OF DIRECTORS

     Our board of directors meets regularly throughout the year on a set schedule. The board also holds special meetings and acts by written consent from time to time if necessary. Meetings of the independent members of the board occur on or about the same day as regularly scheduled meetings of the full board (four times a year) and may meet more frequently. Management is not present at these meetings. Each of the directors then serving attended last year's annual meeting of stockholders, and members of the board of directors are encouraged to attend the annual meeting each year. In 2003, the full board of directors held 16 meetings and acted five times by written consent. No director attended fewer than 75% of the total number of meetings of the board and of committees on which he or she served.

     The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board. The following are the committees of the board of directors: Audit Committee, Financing Committee, Option Plan Committee, Compensation Committee, Executive Committee and a Special Committee for matters related to the CC VIII put dispute discussed herein. In addition, during 2003, there was a Special Committee related to a financing commitment letter issued by a company controlled by Paul Allen. That committee ceased to exist when the commitment letter was terminated in November 2003.

     The board of directors has determined that all of the members of the Audit Committee are independent directors, as required by the Nasdaq listing standards. The remaining director independence Nasdaq requirements do not apply to the Company, as it is a "Controlled Company" under the Nasdaq listing standards by virtue of Mr. Allen's control of more than 50% of the voting power.

STOCKHOLDER CONTACT WITH DIRECTORS

     Individuals may communicate directly with members of the board of directors or members of the board's standing committees by writing to the following address:

     Charter Communications, Inc.
     Charter Plaza
     12405 Powerscourt Drive
     St. Louis, Missouri 63131

     The Secretary will summarize all correspondence received and periodically forward summaries to the board. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board, a standing committee of the board, or any individual member of the board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

COMMITTEES OF THE BOARD

     The Audit Committee consists of three directors: Charles Lillis, John Tory and David Merritt, all of whom the board of directors has determined are independent in accordance with the applicable corporate governance listing standards of The Nasdaq National Market. Our board of directors has determined that, in its judgment, David Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. The Audit Committee operates under a written charter, adopted by the Board of Directors in January 2003 and amended by the board in June 2004. The Audit Committee held seven meetings in 2003.

     The Compensation Committee reviews and approves the Company's compensation of the senior management of the Company and its subsidiaries. The members of the Compensation Committee in 2003 were Paul Allen, Marc Nathanson and William Savoy. Mr. Savoy resigned in April 2004. The Compensation Committee met three times in 2003. It is anticipated that Mr. Lillis will join the Compensation Committee in July 2004.

     The Option Plan Committee administers our 1999 Option Plan, and the 2001 Stock Incentive Plan and authorizes grants and awards under the 2001 Stock Incentive Plan, including the Long-Term Incentive Program, to eligible individuals. The Option Plan Committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant. The Option Plan Committee also has the power to accelerate the vesting of any grant or extend the term thereof. The Option Plan Committee, which consisted of

Ms. Peretsman and Mr. Nelson until July of 2003, when Mr. Nelson was replaced by David Merritt, met four times in 2003.

     The Financing Committee reviews the Company's financing activities and approves the terms and conditions of any financing transactions in consultation with the Company's legal and financial advisors. The Financing Committee consists of Messrs. Allen and Vogel and Ms. Peretsman and met eight times in 2003.

     The Executive Committee may act in place of the full board of directors and exercise such powers of the full board as the board may delegate to such Committee from time to time. During 2003, the Executive Committee consisted of Messrs. Allen, Savoy, Vogel and Nathanson. Mr. Savoy resigned in April 2004. The Executive Committee meets on an informal basis and did not meet in 2003.

     A Special Committee was formed in January 2003 to address a dispute with Mr. Allen over the ownership of membership interests of our subsidiary CC VIII, LLC. That Special Committee consists of Messrs. Merritt, Lillis and Tory and met twenty times in 2003.

     A Special Committee related to a financing commitment letter issued by a company controlled by Paul Allen was formed in January 2003. That committee, consisting of Messrs. Lillis, Tory and Merritt, met eight times in 2003 and ceased to exist when the commitment letter was terminated in November 2003.

DIRECTOR COMPENSATION

     Commencing in July 2003, each member of our board receives an annual retainer of $40,000 in cash plus restricted stock, vesting one year after the date of grant, with a value on the date of grant of $50,000. In addition, the Audit Committee chair receives $25,000 per year, and the chair of each other committee receives $10,000 per year. All committee members also receive $1,000 for attendance at each committee meeting. Each of our directors is entitled to reimbursement for costs incurred in connection with attendance at board and committee meetings.

     Directors who were not employees did not receive additional compensation in the first half of 2003. Mr. Vogel, who was our President and Chief Executive Officer in 2003, was the only director who was also an employee during 2003. He did not receive any additional compensation for serving as a director or attending any meeting of the board of directors during 2003.

     Our Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

EXECUTIVE OFFICERS

     Our executive officers, listed below, are elected by the board of directors annually following the Annual Meeting of Stockholders, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

EXECUTIVE OFFICERS                                                 POSITION
------------------                                                 --------
Paul G. Allen.............................  Chairman of the board of directors
Carl E. Vogel.............................  President and Chief Executive Officer
Margaret "Maggie" A. Bellville............  Executive Vice President -- Chief Operating Officer
Derek Chang...............................  Executive Vice President of Finance and Strategy
Thomas A. Cullen..........................  Senior Vice President of Advanced Services and Business
                                            Development
Wayne H. Davis............................  Chief Technical Officer
Michael P. Huseby.........................  Executive Vice President -- Chief Financial Officer
Michael J. Lovett.........................  Senior Vice President, Midwest Division Operations
Paul E. Martin............................  Senior Vice President -- Corporate Controller and
                                            Principal Accounting Officer
Steven A. Schumm..........................  Executive Vice President -- Chief Administrative
                                            Officer
Curtis S. Shaw............................  Executive Vice President, General Counsel and Secretary

     Information regarding our executive officers who do not serve as directors is set forth below.

     MARGARET "MAGGIE" A. BELLVILLE, 50, Executive Vice President -- Chief Operating Officer. Before joining us in December, 2002, Ms. Bellville was President and Chief Executive Officer of Incanta Inc., a technology-based streaming content company from 2001 to 2002. Incanta Inc. filed for bankruptcy in April 2002. Prior to that, she worked for six years at Cox Communications, beginning in 1995 as Vice President of Operations, then advancing to Executive Vice President of Operations. Ms. Bellville joined Cox from Century Communications, where she served as Senior Vice President. Before that, Ms. Bellville served seven years with GTE Wireless in a variety of management and executive-level roles. A graduate of the State University of New York in Binghamton, Ms. Bellville is also a graduate of Harvard Business School's Advanced Management Program. She currently serves on the Cable and Television Association for Marketing Education Foundation.

     DEREK CHANG, 36, Executive Vice President of Finance and Strategy. Prior to joining us, Mr. Chang was Executive Vice President of the Yankees Entertainment and Sports (YES) Network, a regional sports programming network in New York where he headed corporate development and financing activities from the company's inception in 2001 until January 2003. Prior to joining YES, he was the Chief Financial Officer and Co-Chief Operating Officer of GlobalCenter, the web hosting subsidiary of Global Crossing. Mr. Chang worked for TCI Communications/AT&T Broadband in Denver from 1997 to 2000, ultimately as Executive Vice President of Corporate Development, where he directed mergers and acquisitions activities and managed a multibillion dollar portfolio of cable joint ventures. He was with InterMedia Partners in San Francisco from 1994 to 1997 where he held a number of positions and was ultimately Treasurer. Mr. Chang received a B.A. degree from Yale University and an M.B.A. from the Stanford University Graduate School of Business.

     THOMAS A. CULLEN, 44, Senior Vice President of Advanced Services and Business Development. From January 2001 to October 2002, Mr. Cullen was General Partner of Lone Tree Capital, a private equity partnership focused on investment opportunities in the technology and communications sector. From March 1997 to June 2000, Mr. Cullen was President of MediaOne Ventures. Prior to that, Mr. Cullen served in several capacities with MediaOne Internet Services including Vice President from April 1998 to June 2000 and Vice President of Business Development from September 1995 to March 1997. Mr. Cullen is a member of the board of directors of SportsLine USA, and a member of the Colorado State University Global Leadership Council. Mr. Cullen is a graduate of Northern Arizona University with a B.S. degree in Business

Administration. He earned a Master of Business Administration from the University of Colorado, and he participated in a University of Pennsylvania, Wharton School Executive Program.

     WAYNE H. DAVIS, 50, Chief Technical Officer. Prior to becoming Chief Technical Officer, Mr. Davis was Senior Vice President, Engineering and Technical Operations, a position he held since March 2003. Before that, he was Assistant to the President/Vice President of Management Services since July 2002. Prior to that, Mr. Davis was Vice President of Engineering/Operations for our National Region from December 2001. Before joining us, Mr. Davis held the position of Vice President of Engineering for Comcast Corporation, Inc. Previously, he held various engineering positions including Vice President of Engineering for Jones Intercable Inc. He began his career in the cable industry in 1980. He attended the State University of New York at Albany. Mr. Davis serves as an advisory board member of Cedar Point Communications, and as a board member of @Security Broadband Corp., a company in which Charter owns an equity investment interest. Mr. Davis is also a member of the Society of Cable Telecommunications Engineers.

     MICHAEL P. HUSEBY, 49, Executive Vice President -- Chief Financial
Officer. Mr. Huseby was Executive Vice President of Finance and Administration and Chief Financial Officer of AT&T Broadband from 1999 until its merger with Comcast in 2002. Prior to joining us in January 2004, he served as a consultant to Comcast and to Charter as President and founder of MPH Associates Inc., a privately held management and information technology firm providing consulting services to broadband industry clients. For ten years prior to joining AT&T, Mr. Huseby was a partner in the professional services firm of Andersen Worldwide. Mr. Huseby graduated from the University of Colorado at Boulder with a degree in Business Administration.

     MICHAEL J. LOVETT, 43, Senior Vice President, Midwest Division
Operations. Prior to joining us in August of 2003, Mr. Lovett was Chief Operating Officer of Voyant Technologies Inc., a voice conferencing hardware/ software solutions provider, from December 2001 to August 2003. From November 2000 to December 2001, he was Executive Vice President of Operations for OneSecure, Inc., a startup delivering management/ monitoring of firewalls and virtual private networks. Prior to that, Mr. Lovett was Regional Vice President at AT&T from June 1999 to November 2000 where he was responsible for operations. Mr. Lovett was Senior Vice President at Jones Intercable from October 1989 to June 1999 where he was responsible for operations in nine states. Mr. Lovett began his career in cable television at Centel Communications where he held a number of positions.

     PAUL E. MARTIN, 43, Senior Vice President -- Corporate Controller and Principal Accounting Officer. Prior to his promotion to his current position in April 2002, Mr. Martin was our Vice President and Corporate Controller from March 2000. Prior to joining us in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin received a B.S. degree with honors in Accounting from the University of Missouri -- St. Louis.

     STEVEN A. SCHUMM, 51, Executive Vice President -- Chief Administrative Officer. Prior to joining Charter Investment, Inc. in 1998, Mr. Schumm was a partner of Ernst & Young LLP for 14 years where he was Managing Partner of Ernst & Young's St. Louis office and a member of the Ernst & Young National Tax Committee. Mr. Schumm joined Ernst & Young in 1974 and served in a variety of capacities during his years with the firm. Mr. Schumm earned a B.S. degree in Business Administration from Saint Louis University. Mr. Schumm served as our Interim Chief Financial Officer from December 2002 to January 2004.

     CURTIS S. SHAW, 55, Executive Vice President, General Counsel and Secretary. Mr. Shaw was promoted to Executive Vice President in October 2003. Prior to joining Charter Investment as Senior Vice President, General Counsel and Secretary in 1997, Mr. Shaw served as corporate counsel to NYNEX from 1988 through 1996. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree with honors in Economics from Trinity College and a J.D. degree from Columbia University School of Law.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving the annual salaries and other compensation of the executive officers of the Company and its subsidiaries and providing assistance and recommendations with respect to compensation plans. The Compensation Committee was comprised of Paul G. Allen, William D. Savoy and Marc B. Nathanson during all of 2003. Mr. Savoy resigned from the Compensation Committee in April 2004. It is anticipated that Charles M. Lillis will be appointed to the Committee at the next regularly scheduled meeting of the Company's Board of Directors.

COMPENSATION PHILOSOPHY

     In order to attract and retain well qualified executives, which the Compensation Committee believes is crucial to the Company's success, the Compensation Committee's approach is to compensate executives commensurate with their experience, expertise and performance and to be competitive with the cable, telecommunications, and other related industries. This compensation consists of a base salary, an annual cash bonus, and long-term stock-based incentives. The annual cash bonus and long-term stock-based incentives are intended to align executive compensation with our business strategies, values and management initiatives, both short- and long-term. Through this incentive compensation, we place a substantial portion of executive compensation at risk, and dependent upon the financial performance of the Company over the relevant periods. This rewards executives for performance that enhances the Company's financial strength and shareholder value.

ANNUAL CASH BONUSES

     The Company's annual cash bonus program is tied to performance targets (primarily short-term financial performance goals) reflected in the Company's business plans for the fiscal year. Executive officer bonus payments are generally targeted for between 50-100% of base salary if performance goals are achieved and could reach twice that amount if the goals are exceeded. Our final determination takes into consideration the recommendations of our President and Chief Executive Officer. The 2003 bonus plan established targets for growth in revenue and operating cash flow and achieving efficiencies in capital expenditures. Although the Company's free cash flow in 2003 significantly exceeded plan targets, the cash bonus targets in the 2003 bonus plan were heavily weighted to revenue and operating cash flow. As a result, bonus payments for 2003 were less than the targeted amounts.

     The Compensation Committee may also authorize or recommend to the Board of Directors the payment of discretionary bonuses based upon an assessment of an executive's contributions, the Company's performance and such other factors as the Compensation Committee deems relevant.

STOCK-BASED INCENTIVES

     The Compensation Committee believes that stock ownership by key executives provides a valuable and important incentive for their continued diligence, and helps align their interests with those of the Company's stockholders. To facilitate these objectives, in 2003, stock options were granted to certain executives (as well as other employees).

     During 2003, the Compensation Committee conducted a comprehensive review of the Company's equity compensation practices with the assistance of a nationally known compensation consultant. As a result of such review, in October 2003, the Compensation Committee approved a new Charter Long-Term Incentive Program. The new program is directed to the Company's key managers, which currently total approximately 500 individuals. Under the new Program, eligible individuals receive annual grants with a targeted economic value. The approximate economic values of the target awards are established with the assistance of our consultant based on periodic market surveys of executive and management compensation packages of comparable companies. We currently expect that approximately half of the annual awards will be in the form of stock options and the other half will be in the form of performance units. The stock options vest one-fourth on each of the first four anniversaries of the grant date. The performance units are converted to shares of Charter Class A common stock if, after three calendar years, certain revenue growth and unlevered free cash flow growth targets are achieved. The final payout of the performance shares at the end of the three years can range from zero to 200% of the performance unit award depending upon actual Company performance relative to the targets established by the Compensation Committee at the time of the award.

     This stock-based compensation approach blends two components intended to align executive incentives with value creation. The earning of the performance units is directly tied to specific financial metrics that we believe are critical, at this point in time, for driving the value of the Company. The value of the options is tied to the trading price of the stock and thus tied to stockholder value. In addition, by limiting the group of eligible participants to key managers and executives, we target the group of employees who can best influence results and for which the Company's stock-based compensation can most cost effectively produce the intended incentive and retention effect.

     The Company's stock benefit plans are administered by the Option Plan Committee, which approves the grants under the Charter Long-Term Incentive Program. During 2003, the Option Plan Committee was comprised of directors Nancy
B. Peretsman and Ronald L. Nelson until July 23, 2003, when Mr. Nelson resigned and was replaced by David Merritt.

EXCHANGE OFFER

     At the Company's 2003 annual stockholders' meeting, stockholders approved an amendment to our stock incentive plan authorizing the Company to reprice outstanding options with an exercise price above market value, including exchanges of options to reduce the exercise price. Accordingly, in conjunction with our comprehensive review of equity-based compensation, in January 2004, we offered 10,500 employees holding outstanding options (vested and unvested) with an exercise price in excess of $10 per share the right to exchange these options for shares of restricted Charter Class A common stock, according to certain exchange ratios, depending on the exercise price applicable to the options. The shares of restricted stock vest in three equal installments on each of the three anniversaries following the exchange. Further, for the senior and executive vice-presidents and the CEO who participated in the exchange, one-half of the restricted shares received will vest at the end of the three-year period only if the revenue and unlevered free cash flow targets established by the Compensation Committee are achieved. The exchange offer also provided that the Company would pay $5.00 per share in cash instead of issuing restricted shares to those employees who would receive less than 400 shares of restricted stock in the exchange. Participation in the exchange was voluntary and non-employee members of the board of directors were not eligible to participate in the exchange. We believe this exchange offer served an important goal of helping to motivate tenured employees for their contributions during a difficult period and to recognize their ongoing commitment by allowing them to exchange "out of the money" options for restricted shares of Class A Common Stock with a value closer to the market value of the Company's stock at the time of the exchange.

CEO COMPENSATION

     Mr. Vogel serves as President and Chief Executive Officer, pursuant to an Employment Agreement that provides for an annual base salary of $1,000,000 and a bonus of up to $500,000 per year. The Compensation Committee approved a bonus for Mr. Vogel for 2003 in the amount of $150,000 based on the bonus entitlement provisions under his employment agreement and bonuses paid to other executives under the 2003 bonus plan. In May 2004, the Compensation Committee awarded Mr. Vogel a special bonus in the amount of $500,000 in recognition of his overall leadership of the Company and various other factors, including the Company's overall operating performance, the progress made in dealing with numerous investigative and litigation matters, the significant progress the Company has made toward refinancing its debt, including the refinancing of its various credit facilities, the sale of non-strategic assets in early 2004 resulting in net proceeds of more than $730 million, and the reorganization of the Company's operations and senior leadership team.

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the chief executive officer and the four other most highly compensated executive officers of a public company are not deductible for federal income tax purposes. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified "performance-based compensation."

     While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. Stock options and performance shares granted under our 2001 Stock Incentive Plan are subject to the approval of the Option Plan Committee. The grants qualify as "performance-based compensation" and, as such, are exempt from the limitation on deductions.

     Outright grants of restricted stock (such as in the exchange offer described above) and certain cash payments (such as base salary and cash bonuses) are not structured to qualify as "performance-based compensation" and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1 million cap.

PAUL G. ALLEN
MARC B. NATHANSON

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until April 27, 2004, when Mr. Savoy resigned from the board, our Compensation Committee was comprised of Messrs. Allen, Savoy and Nathanson. In 2003, Ms. Peretsman and Mr. Nelson served as the Option Plan Committee that administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan until July 2003 when Mr. Nelson resigned and was replaced by Mr. Merritt.

     No member of the Compensation Committee or the Option Plan Committee was an officer or employee of the Company or any of its subsidiaries during 2003, except for Mr. Allen who served as a non-employee chairman of the Compensation Committee. Also, Mr. Nathanson was an officer of certain of our subsidiaries prior to their acquisition by the Company in 1999 and held the title of Vice-Chairman of the Compensation Committee, a non-executive, non-salaried position, in 2003. Mr. Allen is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employed Mr. Savoy, one of our directors until April 27, 2004, as an executive officer in the past. Mr. Allen also was a director of and indirectly owned 98% of TechTV, of which Mr. Wangberg, one of our directors, was a director until the sale of TechTV to an unrelated third party in May 2004. Transactions between the Company and members of the Compensation Committee are more fully described in "-- Director Compensation" and in "Certain Relationships and Related Transactions -- Other Miscellaneous Relationships."

     During 2003, (1) none of our executive officers served on the compensation committee of any other company that has an executive officer currently serving on our board of directors, Compensation Committee or Option Plan Committee and
(2) except for Carl Vogel who serves as a director of Digeo Inc., an entity of which Paul Allen is a director and by virtue of his position as Chairman of the board of directors of Digeo, Inc. is also a non-employee executive officer, none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee or Option Plan Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to the Company, or written representations from certain reporting persons, we believe that all filing requirements applicable to our officers and directors were complied with during the 2003 fiscal year except that one Form 4 (Statement of Changes in Beneficial Ownership) filed by Mr. Allen to report the exercise of stock put options to Mr. Allen was inadvertently filed late.

CODE OF ETHICS

     In January 2003, we adopted a Code of Conduct that constitutes a Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the code of conduct, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Code of Conduct. A copy of our Code of Conduct is available on our website at www.charter.com.

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation to those executive officers listed below for services rendered for the fiscal years ended December 31, 2001, 2002 and 2003. These officers consist of the Chief Executive Officer, each of the other four most highly compensated executive officers as of December 31, 2003, and one other highly compensated executive officer who served during 2003 but was not an executive officer on December 31, 2003.

                                                                                        LONG-TERM
                                                ANNUAL COMPENSATION                COMPENSATION AWARD
                                       --------------------------------------   -------------------------
                              YEAR                               OTHER ANNUAL    RESTRICTED    SECURITIES    ALL OTHER
NAME AND PRINCIPAL            ENDED                              COMPENSATION      STOCK       UNDERLYING   COMPENSATION
POSITION                     DEC. 31   SALARY($)   BONUS($)(1)       ($)        AWARDS($)(2)   OPTIONS(#)      ($)(3)
------------------           -------   ---------   -----------   ------------   ------------   ----------   ------------
Carl E. Vogel(4)...........   2003     1,000,000     150,000        30,345(14)         --        750,000       12,639(16)
  President and Chief         2002      980,769      330,000(9)    214,961(14)         --      1,000,000       10,255(16)
  Executive Officer           2001      207,692      546,000(9)         --        513,000      3,400,000        8,996(16)
Margaret A. Bellville(5)...   2003      581,730      203,125        30,810(15)         --             --      109,139(17)
  Executive Vice President,   2002        9,615      150,000(10)        --             --        500,000
  Chief Operating Officer
Steven A. Schumm...........   2003      448,077       45,000            --             --        250,000        9,889
  Executive Vice President    2002      436,058      588,000(11)        --             --        300,000        5,255
  and Chief Administrative    2001      435,000      402,000(11)        --             --        165,000        5,250
  Officer
Curtis S. Shaw(6)..........   2003      275,782       37,500            --             --        250,000        9,411(18)
  Executive Vice President,   2002      249,711      281,500(12)        --             --        100,000        3,096
  General Counsel and         2001      245,000      236,000(12)        --             --        149,000        5,250
  Secretary
Wayne H. Davis(7)..........   2003      212,885       47,500            --             --        225,000          581(19)
  Chief Technical Officer
Stephen E. Silva(8)........   2003      213,005           --            --             --             --      134,345(20)
  Former Executive Vice       2002      294,231      196,000(13)        --             --        150,000        5,255
  President Corporate         2001      235,385      380,000(13)        --        347,760        290,000        5,250
  Development and Chief
  Technology Officer

---------------
 (1) Includes senior management bonuses for 2003 under the 2003 senior management incentive plan. Mr. Vogel's and Ms. Bellville's bonuses are determined in accordance with the terms of their respective employment agreements. The bonus amounts for Messrs. Vogel and Silva for 2001 include the value of the vested portion of grants of restricted stock during 2001 under our 2001 Stock Incentive Plan, calculated based on the fair market values of the vested shares on the grant date, which pursuant to the terms of the plan is the average of the high and low trading price on the grant date. These restricted stock grants made in 2001 immediately vested as to twenty-five percent (25%) of the shares, with the remaining shares vesting in 36 equal monthly installments commencing approximately 15 months from the grant date. Also, where indicated in the footnotes below, the bonuses for 2002 and 2001 include "stay" bonuses in the form of principal and interest forgiven under the employee's promissory note. In 2002, all the remaining principal and accrued interest on these notes was forgiven as provided by the terms of the notes, so that at December 31, 2002, these notes were no longer outstanding.

 (2) Includes the grants of restricted stock made during 2001 under the Charter Communications, Inc. 2001 Stock Incentive Plan, as described above. The total grant amounts were: (i) Carl E. Vogel, 50,000 shares as of October 8, 2001 and (ii) Stephen E. Silva, 36,000 shares as of October 18, 2001. Under the terms of the restricted stock agreement, the employee is entitled to any cash and/or stock dividends on the unvested restricted shares. The value as of the date of grant based on the closing market price of those shares vested immediately is disclosed in the "Bonus" column of the table. At December 31, 2003, based on a per share closing market price of $4.02 for Class A common stock, the total number (and value) of Mr. Vogel's outstanding unvested restricted stock was 23,959 shares ($96,315). Mr. Silva's shares of unvested restricted stock were cancelled upon his resignation, effective July 1, 2003.

 (3) Except as noted for Mr. Vogel, Ms. Bellville, Mr. Shaw, Mr. Davis and Mr. Silva in notes 16, 17, 18, 19 and 20 below respectively, these amounts consist of matching contributions under our 401(k) plan. The

     2002 amounts also include premiums for supplemental life insurance available to executives, and the 2003 amounts include long-term disability available to executives.

 (4) Mr. Vogel became the Chief Executive Officer of Charter in October 2001.

 (5) Ms. Bellville became the Chief Operating Officer of Charter in December
     2002.

 (6) Mr. Shaw was promoted to Executive Vice President in October 2003.

 (7) Mr. Davis was promoted to Senior Vice President, Engineering and Technical Operations in March 2003 and was subsequently promoted to Chief Technical Officer in June 2004.

 (8) Mr. Silva terminated his employment, effective July 1, 2003. See "-- Employment Arrangements" for additional information.

 (9) Includes: (i) for 2001, $171,000, representing the value based on the fair market value on October 8, 2001, the original grant date, of 12,500 shares of Class A common stock, the vested portion of Mr. Vogel's restricted stock grant; (ii) for 2001, a one-time signing bonus of $250,000; and (iii) $330,000 and $125,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(10) Includes a one-time signing bonus of $150,000 pursuant to an employment agreement.

(11) Includes a "stay" bonus representing the principal and interest forgiven under employee's promissory note, amounting to $363,000 and $342,000, respectively, for 2002 and 2001; and $225,000 and $60,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(12) Includes a "stay" bonus representing the principal and interest forgiven under employee's promissory note, amounting to $181,500 and $171,000, respectively, for 2002 and 2001; and $100,000 and $65,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(13) Includes: (i) $116,000 for 2001, representing the value based on the fair market value on October 18, 2001, the original grant date, of 9,000 shares of Class A common stock, the vested portion of Mr. Silva's restricted stock grant; (ii) a "stay" bonus representing the principal and interest forgiven under employee's promissory note, amounting to $121,000 and $114,000, respectively for 2002 and 2001; and (iii) $75,000 and $150,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(14) Amount attributed to personal use of the corporate airplane in 2003 and $100,000 attributed to personal use and commuting in the corporate airplane in 2002 and $114,961 for purchase of a car in 2002.

(15) Includes $26,010 attributed to personal use of the corporate airplane and $4,800 for car allowance.

(16) Includes (i) for 2003, $2,639 paid as premium for long-term disability available for executives and $10,000 as reimbursement for tax advisory services; (ii) for 2002, $255 paid as premiums for supplemental life insurance available for executives and $10,000 as reimbursement for tax advisory services; and (iii) for 2001, $7,500 as reimbursement for legal expenses and $1,496 for COBRA expenses.

(17) Includes for 2003, $2,955 paid as premium for long-term disability insurance available to executives, $5,000 as reimbursement for tax advisory services, $7,500 for legal services and $93,684 paid in relation to relocation expenses.

(18) Includes for 2003, $2,287 attributed to personal use of the corporate airplane.

(19) Includes for 2003, $581 attributed to personal use of the corporate airplane.

(20) Includes for 2003, $128,769 paid in severance, $5,000 paid in matching contributions under our 401(k) plan, $576 paid as premium for long-term disability insurance available to executives.

2003 OPTION GRANTS

     The following table shows individual grants of options made to individuals named in the Summary Compensation Table during 2003. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of the Class A common stock on the respective grant dates.

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                           NUMBER OF      % OF TOTAL                                   ANNUAL RATE OF
                          SECURITIES       OPTIONS                                STOCK PRICE APPRECIATION
                          UNDERLYING      GRANTED TO                                 FOR OPTION TERM(2)
                            OPTIONS       EMPLOYEES     EXERCISE     EXPIRATION   -------------------------
NAME                     GRANTED(#)(1)     IN 2003     PRICE($/SH)      DATE         5%($)        10%($)
----                     -------------    ----------   -----------   ----------   -----------   -----------
Carl E. Vogel..........     750,000          9.39%         4.30       10/28/13     2,025,827     5,133,843
Margaret A.
  Bellville............          --            --            --             --            --            --
Steven A. Schumm.......     250,000          3.13%         4.13       12/19/13       648,548     1,643,547
Curtis S. Shaw.........     250,000          3.13%         4.30       10/28/13       675,276     1,711,281
Wayne H. Davis.........     225,000          2.82%         1.60       04/29/13       225,695       571,954
Stephen E. Silva(3)....          --            --            --             --            --            --

---------------

(1) Options are transferable under limited conditions, primarily to accommodate estate planning purposes. These options generally vest in four equal installments commencing on the first anniversary following the grant date.

(2) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(3) Mr. Silva's employment terminated in 2003 and he received no options in 2003.

2003 AGGREGATED OPTION EXERCISES AND OPTION VALUE

     The following table sets forth, for the individuals named in the Summary Compensation Table, (i) information concerning options exercised during 2003,
(ii) the number of shares of our Class A common stock underlying unexercised options at year-end 2003, and (iii) the value of unexercised "in-the-money" options (i.e., the positive spread between the exercise price of outstanding options and the market value of our Class A common stock) on December 31, 2003.

                                                        NUMBER OF SECURITIES               APPROXIMATE
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                       OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                           SHARES                            2003(#)(1)              DECEMBER 31, 2003($)(2)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Carl E. Vogel..........      --            --         1,970,833      3,179,167       200,000        800,000
Margaret A.
  Bellville............      --            --           250,000        250,000       250,000        250,000
Steven A. Schumm.......      --            --           912,136        585,545        60,000        240,000
Curtis S. Shaw.........      --            --           310,332        413,668        20,000         80,000
Wayne H. Davis.........      --            --            20,000        295,000        10,000        265,000
Stephen E. Silva.......      --            --           367,916        277,084        30,000        120,000

---------------

(1) Options granted prior to 2001 and under the 1999 Charter Communications Option Plan, when vested, are exercisable for membership units of Charter Communications Holding Company, LLC ("Charter Holdco"), which are immediately exchanged on a one-for-one basis for shares of our Class A common stock upon exercise of the option. Options granted under the 2001 Stock Incentive Plan and after 2000 are exercisable for shares of our Class A common stock.

(2) Based on a per share market value (closing price) of $4.02 as of December 31, 2003 for our Class A common stock.

OPTION/STOCK INCENTIVE PLANS

     The Plans. We have granted stock options, restricted stock and other incentive compensation pursuant to two plans -- the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and to our current and prospective non-employee directors. Membership units received upon exercise of any options are immediately exchanged for shares of our Class A common stock on a one-for-one basis.

     The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000 shares) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date. Unless sooner terminated by our board of directors, the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.

     Together, the plans allow for the issuance of up to a total of 90,000,000 shares of our Class A common stock (or units exchangeable for our Class A common stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications Option Plan. At December 31, 2003, 460,572 shares had been issued under the plans upon exercise of options, 91,978 had been issued upon vesting of restricted stock granted under the plans, and 154,562 shares were subject to future vesting under restricted stock agreements. Of the remaining 89,292,888 shares covered by the plans, as of December 31, 2003, 47,882,365 were subject to outstanding options (22,860,936 of which were vested) and 41,410,523 remained eligible for future grant.

     In July 2003, we amended the plans to authorize the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method.

     In January 2004, the Compensation Committee of our board of directors approved our Long-Term Incentive Program, or LTIP, which is a program administered under the 2001 Stock Incentive Plan. Employees of the Company and its subsidiaries whose pay classifications exceeded a certain level were eligible to receive stock options, and more senior level employees were eligible to receive stock options and performance shares. Under the LTIP, the stock options vest 25% on each of the first four anniversaries of the date of grant. The performance units vest on the third anniversary of the grant date and shares of Class A common stock are issued, conditional upon our performance against financial performance measures targets established by our management and approved by the board of directors as of the time of the award. No awards were made under the LTIP in 2003.

     The Option Plan Committee of our board of directors administers and authorizes grants and awards under the 2001 Stock Incentive Plan to any eligible individuals. The Option Plan Committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The Option Plan Committee also has the power to accelerate the vesting of any grant or extend the term thereof.

     Upon a change of control of the Company, the Option Plan Committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee's or grantee's employment is terminated without "cause" or for

"good reason" following a "change in control" (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee's or grantee's awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance shares will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.

     February 2004 Option Exchange. In January 2004, we began an option exchange program in which we offered employees of the Company and its subsidiaries the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee's outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, we issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, we instead paid to the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options to purchase a total of 22,929,573 shares of Class A common stock, or approximately 48% of our 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of our board of directors who were not also employees of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.

     In the closing of the exchange offer on February 20, 2004, we accepted for cancellation eligible options to purchase approximately 18,137,664 shares of our Class A common stock. In exchange, we granted approximately 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.

     The cost of the stock option exchange program was approximately $12 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $8 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.

EMPLOYMENT ARRANGEMENTS

     Mr. Vogel is currently employed under an employment agreement that was signed in 2001 and expires on December 31, 2005. Ms. Bellville is employed under an employment agreement that expires in September 2007. Of the other individuals named in the Summary Compensation Table, Mr. Silva is no longer an employee, but served until July of 2003 under the terms of an employment agreement signed in 2001.

     Mr. Vogel is employed as President and Chief Executive Officer, earning a base annual salary of $1,000,000 and is eligible to receive an annual bonus of up to $500,000, a portion based on personal performance goals and a portion based on company performance measured against criteria established by the board with Mr. Vogel. Pursuant to his employment agreement, Mr. Vogel was granted 3,400,000 options to purchase Class A common stock and 50,000 shares of restricted stock under our 2001 Stock Incentive Plan. Both the options and restricted shares vested 25% on the grant date, with the remainder vesting in 36 equal monthly installments beginning December 2002. Mr. Vogel's agreement provides that if Mr. Vogel is terminated without cause or if Mr. Vogel terminates the agreement for good reason (including, in the event Mr. Vogel is required to report, directly or indirectly, to persons other than the board), he is entitled to his aggregate base salary due during the remainder of the term and full prorated benefits and bonus for the year in which termination occurs. Mr. Vogel's agreement includes a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year in the event of termination without cause or by Mr. Vogel with good reason. Mr. Vogel's agreement entitles him to participate in any disability insurance, pensions or other benefit plans afforded to employees generally or to our executives, including our LTIP. We agreed to reimburse Mr. Vogel annually for the cost of term life insurance in the amount of $5 million, although he declined this reimbursement in 2001, 2002 and 2003. Mr. Vogel is entitled to reimbursement of fees and dues for his membership in a country club of his choice, which he declined in 2001, 2002 and 2003 and reimbursement for up to $10,000 per year for tax, legal and financial planning services. His agreement also provides for a car and associated expenses for Mr. Vogel's use. Mr. Vogel's agreement provides for automatic one-year renewals and also provides that we will cause him to be elected to our board of directors without any additional compensation.

     Ms. Bellville is currently employed under an employment agreement entered into as of April 27, 2003, that expires on September 1, 2007. Her annual base salary is $625,000 and she is eligible to receive an annual bonus in an amount to be determined by our board of directors, with a contractual minimum for 2003 of $203,125. Commencing in 2004, Ms. Bellville is eligible to receive a target annual bonus equal to 100% of her base salary for the applicable year at the discretion of the board of directors, 50% to be based on personal performance goals and 50% to be based on overall company performance. Under a prior offer letter dated December 3, 2002, Ms. Bellville was granted 500,000 options to purchase shares of our Class A common stock, which vested 25% on the date of the grant (December 9, 2002), with the balance to vest in 36 equal installments commencing January 2003. Ms. Bellville's employment agreement provides that if she is terminated without cause or if she terminates the agreement for good reason (including due to a change in control or if Ms. Bellville is required to report, directly or indirectly, to persons other than the Chief Executive Officer), we will pay Ms. Bellville an amount equal to the aggregate base salary due to Ms. Bellville during the remainder of the term, or renewal term and a full prorated bonus for the year in which the termination occurs, within thirty days of termination. Ms. Bellville's agreement includes a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year, in the event of termination without cause or by her with good reason. Her agreement further provides that she is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to our executives, including our LTIP. Ms. Bellville is entitled to a monthly car allowance and reimbursement for all business expenses associated with the use of such car. Ms. Bellville's agreement provides that she is entitled to the reimbursement of dues for her membership in a country club of her choice, and reimbursement for up to $5,000 per year for tax, legal and financial planning services. Her base salary may be increased at the discretion of our board of directors. Ms. Bellville's agreement provides for automatic one-year renewals.

     Mr. Silva was employed as Executive Vice President -- Corporate Development and Chief Technology Officer. Until his resignation in July 2003, he received a base salary of $300,000 and was eligible to receive an annual bonus of up to 50% of base, according to our Executive Bonus Policy in accordance with past practices, and additional bonuses at the discretion of the board. Pursuant to his employment agreement, Mr. Silva received 36,000 shares of restricted stock under our 2001 Stock Incentive Plan. Under his agreement, Mr. Silva's restricted shares vested 25% on the grant date, with the remainder to vest in 36 equal monthly installments beginning December 2002. Mr. Silva's agreement provided that he was eligible for any disability insurance, pension or other benefit plan offered to employees generally or to our executives. Mr. Silva's agreement also provided that, to the extent we did not provide life insurance in an amount at least equal to the unpaid amount of his base salary through the end of the term of his agreement, we would continue to pay his estate an amount equal to his base salary in installments through the end of the term.

     In addition to the indemnification provisions which apply to all employees under our Bylaws, each of these agreements provides that we will indemnify and hold harmless each employee to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the applicable employee of his or her duties. Each of the above agreements also contains confidentiality and non-solicitation provisions.

     Mr. Chang and Mr. Huseby are employed under the terms contained in offer letters effective December 2, 2003 and January 5, 2004, respectively, each providing for an annual base salary of $400,000 and eligibility for an annual incentive target of 100% of the base salary (based on a combination of personal performance goals and overall company performance). Mr. Chang and Mr. Huseby are also eligible to participate in our 2001 Stock Incentive Plan. Under this plan, Mr. Chang and Mr. Huseby were each granted

350,000 options to purchase Class A common stock in December and January, respectively, and 50,000 restricted shares on December 9, 2003 and January 5, 2004, respectively. Mr. Chang and Mr. Huseby are also entitled to participate in our LTIP. Mr. Huseby's and Mr. Chang's agreements provide that one half of each of their unvested restricted shares would immediately vest, and one half of each of their unvested options of the initial option grant would vest if (1) there is a change in our current Chief Executive Officer, (2) there is a change in reporting relationship to anyone other than the Chief Executive Officer, (3) there is a requirement that the employee relocate, (4) there is a change of control of the Company or (5) if terminated without cause. In addition, Mr. Chang and Mr. Huseby would be entitled to eighteen months of full severance benefits at their current compensation rate, plus the pro rata portion of their bonus amounts within thirty days after termination because of any of these events.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

     (1) any breach of the director's duty of loyalty to the corporation and its stockholders;

     (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

     (4) any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We have reimbursed certain of our current and former directors, officers and employees in connection with their defense of certain legal actions. See "Certain Relationships and Related Transactions -- Other Miscellaneous Relationships -- Indemnification Advances."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Class A common stock as of June 1, 2004 by:

     - each person serving as a director of the Company;

     - the current chief executive officer and the other individuals named in the Summary Compensation Table;

     - all persons serving as directors and officers of the Company, as a group; and

     - each person known by us to own beneficially 5% or more of the outstanding Class A common stock.

     With respect to the percentage of voting power set forth in the following table:

     - each holder of Class A common stock is entitled to one vote per share;
       and

     - each holder of Class B common stock is entitled to (i) ten votes per share of Class B common stock held by such holder and its affiliates and
       (ii) ten votes per share of Class B Common Stock for which membership units in Charter Holdco held by such holder and its affiliates are exchangeable.

                                                        CLASS A
                                                        SHARES
                                         UNVESTED     RECEIVABLE
                            NUMBER OF   RESTRICTED    ON EXERCISE        CLASS A                      CLASS B
                             CLASS A     CLASS A       OF VESTED         SHARES                       SHARES
                             SHARES       SHARES      OPTIONS OR      RECEIVABLE ON    NUMBER OF   ISSUABLE UPON             % OF
                           (VOTING AND   (VOTING         OTHER         EXERCISE OF      CLASS B     EXCHANGE OR     % OF    VOTING
NAME AND ADDRESS OF        INVESTMENT     POWER       CONVERTIBLE    CONVERTIBLE SR.    SHARES     CONVERSION OF   EQUITY   POWER
BENEFICIAL OWNER            POWER)(1)    ONLY)(2)    SECURITIES(3)        NOTES          OWNED       UNITS(4)      (4)(5)   (5)(6)
-------------------        -----------  ----------   -------------   ---------------   ---------   -------------   ------   ------
Paul G. Allen(7).........   29,110,640      9,882         10,000                        50,000      339,132,031     57.2%   92.6%
Charter Investment,
  Inc.(8)................                                                                           222,818,858     42.2%     *
Vulcan Cable III,
  Inc.(9)................                                                                           116,313,173     27.6%     *
Carl E. Vogel............       83,333    696,667        400,000            34,786                                   *        *
John H. Tory.............        4,300      9,882         40,000                                                     *        *
Marc B. Nathanson........      380,000      9,882         50,000            46,382                                   *        *
Charles M. Lillis(10)....                  11,429                                                                    *        *
David C. Merritt.........                   9,882                                                                    *        *
Jo Allen Patton(11)......                  10,977
Nancy B. Peretsman.......       60,000      9,882         50,000                                                     *        *
Larry W. Wangberg........        3,000      9,882         40,000                                                     *        *
Margaret A. Bellville....                                322,916                                                     *        *
Curtis S. Shaw...........        5,000                   352,833                                                     *        *
Steven A. Schumm(12).....       12,440    108,768        120,000             4,638                                   *        *
Wayne H. Davis...........          250      8,000         76,250                                                     *        *
All current directors and
  executive officers as a
  group (17 persons).....   29,682,463  1,012,347      1,625,749            88,125      50,000      339,132,031     57.5%   92.6%
Stephen E. Silva(13).....                                427,833                                                     *        *
Mark Cuban(14)...........   19,000,000                                                                               6.2%     *
Wallace R. Weitz &
  Company(15)............   34,100,000                                                                              11.2%     *
UBS Americas Inc.(16)....   19,520,000                                                                               6.4%     *

---------------

  *  Less than 1%.

 (1) Includes shares for which the named person has sole voting and investment power; or shared voting and investment power with a spouse. Does not include shares that may be acquired through exercise of options.

 (2) Includes unvested shares of restricted stock issued under the Charter Communications, Inc. 2001 Stock Incentive Plan (including those issued in the February 2004 option exchange for those eligible employees who elected to participate), as to which the applicable director or employee has sole voting power but not investment power.

 (3) Includes shares of Class A common stock issuable upon exercise of options that have vested or will vest on or before July 31, 2004 under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan.

 (4) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The beneficial owners at June 1, 2004 of Class B common stock, Charter Holdco membership units and convertible senior notes of Charter are deemed to be beneficial owners of an equal number of shares of Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned. An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII, LLC membership interests following the consummation of the Bresnan put transaction on June 6, 2003. See "Certain Relationships and Related Party Transactions -- Transactions Arising Out of Our Organizational Structure and Mr. Allen's Investment in Charter and Its Subsidiaries -- Equity Put Rights -- CC VIII."

 (5) The calculation of this percentage assumes for each person that:
     - 304,613,306 shares of Class A common stock are issued and outstanding as of June 1, 2004;
     - 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;
     - the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or 5.75% or 4.75% convertible senior notes;
     - the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by July 31, 2004; and
     - that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.

     A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Holdco, which are immediately exchanged on a one-for-one basis for shares of Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

 (6) The calculation of this percentage assumes that Mr. Allen's equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Holdco owned by each of Vulcan Cable III, Inc. and Charter Investment, Inc. have not been exchanged for shares of Class A common stock).

 (7) The total listed includes:
     - 222,818,858 membership units in Charter Holdco held by Charter Investment, Inc.; and
     - 116,313,173 membership units in Charter Holdco held by Vulcan Cable III, Inc.

     The listed total excludes 24,273,943 shares of Class A common stock issuable upon exchange of units of Charter Holdco, which may be issuable to Charter Investment, Inc. (which is owned by Mr. Allen) as a consequence of the closing of his purchase of the membership interests in CC VIII, LLC that were put to Mr. Allen and were purchased by him on June 6, 2003. An issue has arisen regarding the ultimate ownership of such CC VIII, LLC membership interests following the consummation of such put transaction. See "Certain Relationships and Related Party Transactions -- Transactions Arising Out of Our Organizational Structure and Mr. Allen's Investment in Charter and Its Subsidiaries -- Equity Put Rights -- CC VIII."

     The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

 (8) Includes 222,818,858 membership units in Charter Holdco which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

 (9) Includes 116,313,173 membership units in Charter Holdco which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10) Mr. Lillis was granted 11,429 shares of restricted Class A common stock on October 3, 2003, which shares will vest fully on the one year anniversary of the grant date.

(11) Ms. Patton was appointed to the board of directors of the Company on April 27, 2004 and was granted 10,997 shares on that date which will vest fully on the one-year anniversary of the grant date.

(12) Includes 1,000 shares for which Mr. Schumm has shared investment and voting power.

(13) Mr. Silva's 21,000 shares of unvested restricted stock were cancelled upon his resignation, effective July 1, 2003. Under the terms of his severance, his options will continue to vest until October 15, 2004, and all vested options will be exercisable until sixty (60) days thereafter.

(14) The equity ownership reported in this table is based upon holder's Schedule 13G filed with the SEC May 19, 2003. The address of this person is: 5424 Deloache, Dallas, Texas 75220.

(15) The equity ownership reported in this table, for both the named holder and its president and primary owner, Wallace R. Weitz, is based upon holders'
     Schedule 13G/A filed with the SEC on January 23, 2004, and reflects the holders' ownership in its capacity as an investment advisor and not ownership for its own account. The address of this person is: 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008.

(16) The equity ownership reported in this table is based upon holder's Schedule 13G filed with the SEC February 19, 2004. The address of this person is:
     677 Washington Blvd., Stamford, Connecticut 06901. This person disclaims beneficial ownership of all of these shares. In addition, these shares include all of the shares described in footnote 14 above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following information is provided as of December 31, 2003 with respect to equity compensation plans:

                                            NUMBER OF SECURITIES   WEIGHTED AVERAGE    NUMBER OF SECURITIES
                                             TO BE ISSUED UPON     EXERCISE PRICE OF   REMAINING AVAILABLE
                                                EXERCISE OF           OUTSTANDING      FOR FUTURE ISSUANCE
                                            OUTSTANDING OPTIONS,   OPTIONS, WARRANTS       UNDER EQUITY
PLAN CATEGORY                               WARRANTS AND RIGHTS       AND RIGHTS        COMPENSATION PLANS
-------------                               --------------------   -----------------   --------------------
Equity compensation plans approved by
  security holders........................       47,882,365(1)          $12.48              41,410,523
Equity compensation plans not approved by
  security holders........................          186,385(2)          $20.46                      --
                                                 ----------             ------              ----------
TOTAL.....................................       48,068,750             $12.51              41,410,523
                                                 ==========             ======              ==========

---------------

(1) This total does not include 154,562 shares issued pursuant to restricted stock grants made under our 2001 Stock Incentive Plan, which were subject to vesting based on continued employment.

(2) Includes shares of Class A common stock to be issued upon exercise of options granted pursuant to an individual compensation agreement with a consultant. In addition, in December 2003, subject to certain conditions, the Company agreed (1) to exchange the 186,385 options listed above for 18,638 shares of Class A common stock, and (2) to issue to the holder options to purchase an additional 289,268 shares of Class A common stock for an exercise price of $3.905 per share.

PERFORMANCE GRAPH

     The graph below shows the cumulative total return on our Class A common stock for the period from November 8, 1999, the date of the initial public offering of the Company's Class A common stock, through December 31, 2003, in comparison to the cumulative total return on Standard & Poor's 500 Index and a peer group consisting of the four national cable operators that are most comparable to us in terms of size and nature of operations. Previously, this peer group (the "Prior Peer Group") consisted of Adelphia Communications Corporation (which filed for protection under Chapter 11 of the Bankruptcy Code on June 25, 2002), Cablevision Systems Corporation, Comcast Corporation, and Cox Communications, Inc. However, in 2002, we designated a new peer group (the "New Peer Group") that replaces Adelphia with Mediacom Communications Corp. in light of Adelphia's bankruptcy filing. The results shown assume that $100 was invested on November 9, 1999 and that all dividends were reinvested. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of future performance of the Class A common stock.

                 COMPARISON OF 50-MONTH CUMULATIVE TOTAL RETURN
             AMONG CHARTER COMMUNICATIONS, INC., THE S&P 500 INDEX
                                AND A PEER GROUP
[COMPARISON CHART]

                                                         CHARTER
                                                     COMMUNICATIONS,
                                                          INC.                      S & P 500                  PEER GROUP
                                                     ---------------                ---------                  ----------
11/99                                                       100                         100                         100
12/99                                                    115.13                      108.04                      114.86
3/00                                                      75.41                      110.52                      101.46
6/00                                                      86.51                      107.58                       97.07
9/00                                                      85.61                      106.54                       91.78
12/00                                                    119.41                       98.21                      102.52
3/01                                                     119.08                       86.56                       98.75
6/01                                                     122.89                       91.63                       98.18
9/01                                                      65.16                       78.18                       83.52
12/01                                                     86.47                       86.53                       85.55
3/02                                                      59.42                       86.77                       74.46
6/02                                                      21.47                       75.15                       52.26
9/02                                                       9.79                       62.16                       46.05
12/02                                                      6.21                       67.41                       52.71
3/03                                                       4.37                       65.29                       62.26
6/03                                                      19.63                       75.34                       65.45
9/03                                                      21.68                       77.33                       65.76
12/03                                                     21.16                       86.75                        70.9

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we are involved in which our directors, executive officers and affiliates have or may have a material interest. The transactions fall generally into three broad categories:

     - Transactions in which Mr. Allen has an interest that arise directly out of Mr. Allen's investment in Charter Communications, Inc. and its subsidiaries. A large number of the transactions described below arise out of Mr. Allen's direct and indirect (through Charter Investment, Inc., or the Vulcan entities, each of which Mr. Allen controls) investment in the Company and its subsidiaries, as well as commitments made as consideration for the investments themselves.

     - Transactions with third party providers of products, services and content in which Mr. Allen has a material interest. Mr. Allen has numerous investments in the areas of technology and media. We have a number of commercial relationships with third parties in which Mr. Allen has an interest.

     - Other Miscellaneous Transactions. We have a limited number of transactions in which certain of the officers, directors and principal stockholders of the Company and its subsidiaries, other than Mr. Allen, have an interest.

     A number of the debt instruments of our subsidiaries require delivery of fairness opinions for transactions with Mr. Allen or his affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with Mr. Allen or his affiliates have been considered for approval either by the board of directors of the Company or a committee of the board of directors and, in compliance with corporate governance requirements, all related party transactions are considered by the Audit Committee comprised entirely of independent directors. All of our transactions with Mr. Allen or his affiliates have been deemed by the board of directors or a committee of the board of directors to be in our best interest. Except where noted below, we do not believe that these transactions present any unusual risks for us that would not be present in any similar commercial transaction.

     The chart below summarizes certain information with respect to these transactions. Additional information regarding these transactions is provided following the chart.

          TRANSACTION            INTERESTED RELATED PARTY            DESCRIPTION OF TRANSACTION
-------------------------------  ------------------------   --------------------------------------------
Intercompany Management
  Arrangements.................  Paul G. Allen              The subsidiaries of Charter Holdco paid the
                                                            Company approximately $84 million for
                                                            management services rendered in 2003.
Mutual Services Agreement......  Paul G. Allen              The Company paid Charter Holdco $73 million
                                                            for services rendered in 2003.
Management Agreement...........  Paul G. Allen              No fees were paid in 2003, although total
                                                            management fees payable to Charter
                                                            Investment, Inc., exclusive of interest,
                                                            were approximately $14 million at December
                                                            31, 2003.
Tax Provisions of Charter
  Holdco's Operating
  Agreement....................  Paul G. Allen              In 2003, the operating agreement of Charter
                                                            Holdco allocated certain of our tax losses
                                                            to entities controlled by Paul Allen.
Channel Access Agreement.......  Paul G. Allen              At Vulcan Ventures' request, we will provide
                                                            Vulcan Ventures with exclusive rights for
                                                            carriage on eight of our digital cable
                                                            channels as partial consideration for a
                                                            prior capital contribution of $1.3 billion.
Equity Put Rights..............  Paul G. Allen              Certain sellers of cable systems that we
                                                            acquired were granted, or previously had,
                                                            the right, as described below, to put to
                                                            Paul Allen equity in us (in the case of
                                                            Rifkin and Falcon), Charter Holdco (in the
                                                            case of Rifkin) and CC VIII, LLC (in the
                                                            case of Bresnan) issued to such sellers in
                                                            connection with such acquisitions.

          TRANSACTION            INTERESTED RELATED PARTY            DESCRIPTION OF TRANSACTION
-------------------------------  ------------------------   --------------------------------------------
Funding Commitment of Vulcan
  Inc..........................  Paul G. Allen              Pursuant to a commitment letter dated April
                                                            14, 2003, Vulcan Inc., which is an affiliate
                                                            of Paul Allen, agreed to lend, under certain
                                                            circumstances, or cause an affiliate to lend
                                                            to Charter Communications Holdings, LLC
                                                            ("Charter Holdings") or any of its
                                                            subsidiaries a total amount of up to $300
                                                            million, which amount included a subfacility
                                                            of up to $100 million for the issuance of
                                                            letters of credit. In November 2003, we
                                                            terminated the commitment. We incurred
                                                            expenses to Vulcan Inc. totaling $5 million
                                                            in connection with the commitment prior to
                                                            termination.
TechTV Carriage
  Agreement....................  Paul G. Allen William D.   We recorded approximately $1 million from
                                 Savoy Larry W. Wangberg    TechTV under the affiliation agreement in
                                                            2003 related to launch incentives as a
                                                            reduction of programming expense and paid
                                                            TechTV approximately $80,600.
Oxygen Media Corporation
  Carriage Agreement...........  Paul G. Allen              We paid Oxygen Media approximately $9
                                                            million under a Carriage Agreement in
                                                            exchange for programming in 2003. We
                                                            recorded approximately $1 million in 2003
                                                            from Oxygen Media related to launch
                                                            incentives as a reduction of programming
                                                            expense. We hold warrants to purchase 2.4
                                                            million shares of Oxygen Media common stock
                                                            and received the rights to receive
                                                            unregistered shares of Oxygen Media common
                                                            stock to be issued on or prior to February
                                                            2, 2005 at a guaranteed fair market value of
                                                            $34 million. We recognized approximately $9
                                                            million as a reduction of programming
                                                            expense in 2003, in recognition of the
                                                            guaranteed value of the investment.
Portland Trail Blazers Carriage
  Agreement....................  Paul G. Allen              We paid approximately $135,200 for rights to
                                                            carry the cable broadcast of certain Trail
                                                            Blazers basketball games in 2003.
Click2learn, Inc. Software
  License Agreement............  Paul G. Allen              We paid approximately $57,100 under a
                                                            Software License Agreement in 2003.
Digeo, Inc. Broadband Carriage
  Agreement....................  Paul G. Allen William D.   We paid Digeo approximately $4 million for
                                 Savoy Carl E. Vogel        customized development of the i-channels and
                                                            the local content tool kit in 2003. We
                                                            entered into a license agreement in 2004 for
                                                            the software that runs DVR units purchased
                                                            from a third party. We executed a binding
                                                            term sheet in 2004 for the purchase of up to
                                                            70,000 DVR units and a related software
                                                            license agreement, both subject to
                                                            satisfaction of certain conditions.

          TRANSACTION            INTERESTED RELATED PARTY            DESCRIPTION OF TRANSACTION
-------------------------------  ------------------------   --------------------------------------------
HDNet and HDNet Movies
  Network......................  Mark Cuban                 We are party to an agreement to carry two
                                                            around-the-clock, high definition networks,
                                                            HDNet and HDNet Movies. We paid HDNet and
                                                            HDNet Movies approximately $21,900 in 2003.
Office lease agreement.........  David L. McCall            We paid approximately $189,200 in 2003 under
                                                            an office lease agreement to a partnership
                                                            controlled by Mr. McCall, a former executive
                                                            officer who resigned in January 2003.
Construction services..........  David L. McCall            In 2003, we paid approximately $381,300 to a
                                                            construction company controlled by Mr.
                                                            McCall's brother and approximately $373,800
                                                            to a construction company controlled by Mr.
                                                            McCall's son.
Purchase of advertising........  Marc B. Nathanson          We paid approximately $79,700 in 2003 to
                                                            purchase advertising on certain radio
                                                            stations owned by Mr. Nathanson and his son.
Carriage fees..................  David Merritt              We paid approximately $1,100,000 in 2003 to
                                                            carry The Outdoor Channel. Mr. Merritt is a
                                                            director of an affiliate of this channel.
Enstar Limited Partnership
  Systems Purchase and
  Management Services..........  Charter officers who       We earned approximately $469,300 in 2003 by
                                 were appointed by a        providing management services to the Enstar
                                 Charter subsidiary (as     limited partnerships.
                                 general partner) to
                                 serve as officers of
                                 Enstar limited
                                 partnerships
Indemnification Advances.......  Current and former         We reimbursed certain of our current and
                                 directors and current      former directors and executive officers a
                                 and former officers        total of approximately $8 million for costs
                                 named in certain legal     incurred in connection with certain
                                 proceedings                litigation matters in 2003.

     The following sets forth more details regarding the transactions summarized above.

TRANSACTIONS ARISING OUT OF OUR ORGANIZATIONAL STRUCTURE AND MR. ALLEN'S INVESTMENT IN CHARTER COMMUNICATIONS, INC. AND ITS SUBSIDIARIES

     As noted above, a number of our related party transactions arise out of Mr. Allen's investment in the Company and its subsidiaries. Some of these transactions are with Charter Investment, Inc. and Vulcan Ventures (both owned 100% by Mr. Allen), the Company (controlled by Mr. Allen) and Charter Holdco (approximately 46.5% owned by us and 53.5% owned by other affiliates of Mr. Allen).

INTERCOMPANY MANAGEMENT ARRANGEMENTS.

     The Company is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, the Company provides management services for the cable systems owned or operated by its subsidiaries. These management agreements provide for reimbursement to the Company for all costs and expenses incurred by it attributable to the ownership and operation of the managed cable systems. In general, the total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse the Company for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements and in connection with its corporate overhead, administration, salary expense and similar items. The expenses subject to reimbursement include fees the Company is obligated to pay under the mutual services agreement with Charter Investment, Inc. Payment of management fees by the Company's operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries. If any portion of the management fee due and payable is not paid, it is deferred by the Company and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid. For the year ended December 31, 2003, our subsidiaries paid a total of $84 million in management fees to the Company.

MUTUAL SERVICES AGREEMENT

     The Company, Charter Holdco and Charter Investment, Inc. are parties to a mutual services agreement whereby each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries all on a cost-reimbursement basis. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by the Company. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days' written notice to the other. For the year ended December 31, 2003, the Company paid approximately $73 million to Charter Holdco for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to the Company pursuant to a management arrangement with our subsidiaries. The accounts and balances related to these services eliminate in consolidation. Charter Investment, Inc. no longer provides services pursuant to this agreement.

PREVIOUS MANAGEMENT AGREEMENT WITH CHARTER INVESTMENT, INC.

     Prior to November 12, 1999, Charter Investment, Inc. provided management and consulting services to our operating subsidiaries for a fee equal to 3.5% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, Inc., with interest payable on unpaid amounts. For the year ended December 31, 2003, the Company's subsidiaries did not pay any fees to Charter Investment, Inc. to reduce management fees payable. As of December 31, 2003, total management fees payable to Charter Investment, Inc. were approximately $14 million, exclusive of any interest that may be charged.

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC LIMITED LIABILITY AGREEMENT -- TAXES

     The limited liability company agreement of Charter Holdco contains special provisions regarding the allocation of tax losses and profits among its members -- Vulcan Cable III, Inc., Charter Investment, Inc. and us. In some situations, these provisions may cause us to pay more tax than would otherwise be due if Charter Holdco had allocated profits and losses among its members based generally on the number of common membership units.

VULCAN VENTURES CHANNEL ACCESS AGREEMENT

     Vulcan Ventures, an entity controlled by Mr. Allen, the Company, Charter Investment, Inc. and Charter Holdco are parties to an agreement dated September 21, 1999 granting to Vulcan Ventures the right to use up to eight of our digital cable channels as partial consideration for a prior capital contribution of $1.325 billion. Specifically, at Vulcan Ventures' request, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by the Company or its subsidiaries now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital video customer. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. The initial term of the channel access agreement was 10 years, and the term extends by one additional year (such that the remaining term continues to be 10 years) on each anniversary date of the agreement unless either party provides the other with notice to the contrary at least 60 days prior to such anniversary date. To date, Vulcan Ventures has not requested to use any of these channels. However, in the future it is possible that Vulcan Ventures could require us to carry programming that is less profitable to us than the programming that we would otherwise carry and our results would suffer accordingly.

EQUITY PUT RIGHTS

     CC VIII. As part of our acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, our indirect limited liability company subsidiary, issued, after adjustments, 24,279,943 Class A preferred membership units (collectively, the "CC VIII interest") with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the "Comcast sellers"). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII, LLC. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII, LLC. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the "Comcast put right"). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII, LLC, which is recorded in the Company's financial statements as minority interest. In the event of a liquidation of CC VIII, LLC, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC's capital account and Mr. Allen's capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen's pro rata share of CC VIII, LLC's profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII, LLC does not provide for a mandatory redemption of the CC VIII interest.

     An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead would receive the preferred equity interests in CC VIII, LLC represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943 Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of Charter and representatives of Mr. Allen in 2002.

     Thereafter, the board of directors of the Company formed a Special Committee (currently comprised of Messrs. Tory, Wangberg and Merritt) to investigate the matter and take any other appropriate action on behalf of the Company with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a "scrivener's error" had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, the Company should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of the Company that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.

     Mr. Allen disagrees with the Special Committee's determinations described above and has so notified the Special Committee. Mr. Allen contends that the transaction is accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.

     The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute. To accommodate further deliberation, each party has agreed to refrain from initiating legal proceedings over this matter until it has given at least ten days' prior notice to the other. In addition, the Special Committee and Mr. Allen have determined to utilize the Delaware Court of Chancery's program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute. If the Special Committee and Mr. Allen are unable to reach a resolution through that mediation process or to agree on an alternative dispute resolution process, the Special Committee intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced, after appropriate notice, in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief. The ultimate resolution and financial impact of the dispute are not determinable at this time.

     Rifkin. On September 14, 1999, Mr. Allen and Charter Holdco entered into a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of 3,006,202 Class A preferred membership units of Charter Holdco. This put agreement allowed these holders to compel Charter Holdco to redeem their Class A preferred membership units at any time before September 14, 2004 at $1.00 per unit, plus accretion thereon at 8% per year from September 14, 1999. Mr. Allen had guaranteed the redemption obligation of Charter Holdco. These units were put to Charter Holdco for redemption, and were redeemed on April 18, 2003 for a total price of approximately $3.9 million.

     Mr. Allen also was a party to a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of shares of Class A common stock of the Company. Under this put agreement, such holders have the right to sell to Mr. Allen any or all of such shares of Class A common stock at $19 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 4.6 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

     Falcon. Mr. Allen also was a party to a put agreement with certain sellers of the Falcon cable systems (including Mr. Nathanson, one of our directors) that received a portion of their purchase price in the form of shares of Class A common stock of the Company. Under the Falcon put agreement, such holders had the right to sell to Mr. Allen any or all shares of Class A common stock received in the Falcon acquisition at $25.8548 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 19.4 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

PREVIOUS FUNDING COMMITMENT OF VULCAN INC.

     Effective April 14, 2003, our subsidiary, Charter Communications VII, LLC, entered into a commitment letter with Vulcan Inc., which is an affiliate of Paul Allen, under which Vulcan Inc. agreed to lend, under certain circumstances, or cause an affiliate to lend initially to Charter Communications VII, LLC, or another subsidiary of Charter Holdings, up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. No amounts were ever drawn under the commitment letter. In November 2003, we terminated the commitment. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment (including an extension fee) prior to termination.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "-- Third Party Business Relationships in which Mr. Allen has an Interest" in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, the Company and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries, to engage in any business transaction outside the cable transmission business except for the Digeo, Inc. joint venture; a joint venture to develop a digital video recorder set-top terminal; an existing investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner of the business of Interactive Broadcaster Services Corporation or, Chat TV, an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of the Company's initial public offering in November 1999. This restriction will remain in effect until all of the shares of the Company's high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should the Company or Charter Holdco or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to the Company or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of the Company and the limited liability company agreement of Charter Holdco would need to be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable systems owned, operated or managed by the Company, Charter Holdco or any of their subsidiaries from time to time.

     Under Delaware corporate law, each director of the Company, including Mr. Allen, is generally required to present to the Company, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to the Company and they may exploit such opportunities for their own account.

     Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates in connection with his investments in businesses in which we are permitted to engage under the Company's restated certificate of incorporation and our subsidiaries' limited liability company agreement. Certain of the indentures of our subsidiaries require the applicable issuer of notes to obtain, under certain circumstances, approval of the board of directors of the Company and, where a transaction is valued at or in excess of $50 million, a fairness opinion with respect to transactions in which Mr. Allen has an interest. We have not instituted any other formal plan or arrangement to address potential conflicts of interest.

     The restrictive provisions of the organizational documents described above may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations.

MIRROR NOTES

     The Company is a holding company and its principal assets are its equity interest in Charter Holdco and certain mirror notes payable by Charter Holdco to the Company, which have the same principal amount and terms as those of the Company's convertible senior notes. In 2003, Charter Holdco paid to the Company $68 million related to interest on the mirror notes. In connection with our repurchase of approximately $477 million of our outstanding 4.75% senior convertible notes due 2006 and approximately $132 million of our outstanding 5.75% senior convertible notes due 2005, $520 million of CCH II 10.25% senior notes were transferred (through a series of distributions) by CCH II to Charter Holdco, which in turn assigned those CCH II senior notes to us in exchange for the cancellation of mirror notes of each series having a principal amount equal to the amount of convertible notes of that series repurchased by us. As part of the closing of that transaction, Charter Holdco also paid to the Company cash in the amount of $10 million, which represented the sum of (a) all accrued and unpaid interest on the portions of the mirror notes transferred by the Company to Charter Holdco, to, but not including, the date of the closing, on the basis set forth in the mirror notes, (b) an amount equal to the total amount of cash payable by the Company in lieu of fractional interests in the 10.25% CCH II senior notes which would have otherwise been due to the holders as a consequence of the exchange and (c) the costs and expenses relating to such transactions.

THIRD PARTY BUSINESS RELATIONSHIPS IN WHICH MR. ALLEN HAS AN INTEREST

     As previously noted, Mr. Allen has extensive investments in the areas of media and technology. We have a number of commercial relationships with third parties in which Mr. Allen has an interest. Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with products, services or programming. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated and Vulcan Inc. and is the president of Vulcan Ventures. The various cable, media, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party.

TECHTV, L.L.C.

     TechTV, L.L.C. ("TechTV") operates a cable television network that offers programming related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided us with programming for distribution via our cable systems. The affiliation agreement provides, among other things, that TechTV must offer the Company certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, we are entitled to incentive payments for channel launches through December 31, 2003. For the year ended December 31, 2003, we recorded approximately $1 million from TechTV related to launch incentives as a reduction of programming expense and paid approximately $80,600 to TechTV in license fees under the affiliation agreement.

     In March 2004, our subsidiary, Charter Holdco, entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter's interactive television platforms through December 31, 2006 (exclusive for the first year).

     We believe that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV as of March 31, 2004. Until September 2003, Mr. Savoy, a former Charter director, was the president and director of Vulcan Programming and was a director of TechTV. Mr. Wangberg, one of Charter's directors, was the chairman, chief executive officer and a director of TechTV. Mr. Wangberg resigned as the chief executive officer of TechTV in July 2002. He remained a director of TechTV along with Mr. Allen until Vulcan Programming sold TechTV to an unrelated third party in May 2004.

OXYGEN MEDIA CORPORATION

     Oxygen Media LLC ("Oxygen") provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen, whereby Charter Holdco agreed to carry programming content from Oxygen, pursuant to which we currently make Oxygen programming available to approximately 5 million of our customers. The term of the carriage agreement is retroactive to February 1, 2000, the date of launch of Oxygen programming by Charter Holdco and runs for a period of five years from that date. As the number of customers receiving the Oxygen programming increases, Charter Holdco receives volume discounts. For the year ended December 31, 2003, we paid Oxygen approximately $9 million for programming content.

     In addition, Oxygen pays Charter Holdco marketing support fees for customers launched after the first year of the term of the carriage agreement up to an amount of $4 million. We recorded approximately $1 million related to launch incentives as a reduction of programming expense for the year ended December 31, 2003.

     Concurrently with the execution of the programming agreement, we entered into an equity issuance agreement pursuant to which Oxygen's parent company, Oxygen Media Corporation ("Oxygen Media"), granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of common stock of Oxygen Media for an exercise price of $22.00 per share. Charter Holdco will also receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005, with the exact date to be determined by Oxygen Media. We currently recognize the guaranteed value of the investment over the life of the programming agreement as a reduction of programming expense. For the year ended December 31, 2003, we recorded approximately $9 million as a reduction of programming expense. The carrying value of our investment in Oxygen was approximately $19 million as of December 31, 2003.

     As of December 31, 2003, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants.

     Marc Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

PORTLAND TRAIL BLAZERS

     On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After the acquisition of the Falcon cable systems in November 1999, we continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each customer in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. We paid approximately $135,200 for the year ended December 31, 2003 in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement.

CLICK2LEARN, INC.

     Charter Holdco executed a Software License Agreement with Click2learn, Inc. ("Click2learn") effective June 30, 2002. Since October 1999 Charter Holdco has purchased professional services, software and maintenance from Click2learn, a company which provides enterprise software for organizations seeking to capture, manage and disseminate knowledge throughout their extended enterprise. Mr. Allen is the founder of Click2learn. As of December 31, 2003, Mr. Allen owned an approximate 21% interest in Click2learn through 616,120 shares held of record by Vulcan Ventures and 387,096 shares issuable upon exercise of a warrant issued to Vulcan Ventures. Mr. Allen owns 100% of Vulcan Ventures. For the year ended December 31, 2003, we paid approximately $57,100 to Click2learn.

DIGEO, INC.

     On March 2, 2001, a subsidiary of the Company, Charter Communications Ventures, LLC ("Charter Ventures") entered into a broadband carriage agreement with Digeo Interactive, LLC ("Digeo Interactive"), a wholly owned subsidiary of Digeo, Inc. ("Digeo"), an entity controlled by Paul Allen. The carriage agreement provided that Digeo Interactive would provide to the Company a "portal" product, which would function as the television-based internet portal (the initial point of entry to the internet) for the Company's customers who received internet access from the Company. The agreement term was for 25 years and the Company agreed to use the Digeo portal exclusively for six years. Before the portal product was delivered to the Company, Digeo terminated development of the portal product.

     On September 27, 2001, the Company and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to the Company the content for enhanced "Wink" interactive television services, known as Charter Interactive Channels ("i-channels"). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to the Company. The Company is entitled to share in the revenues generated by the i-channels. Currently, our digital video customers who receive i-channels receive the service at no additional charge.

     On September 28, 2002, the Company entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment supersedes the amendment of September 27, 2001. It provides for the development by Digeo Interactive of future features to be included in the Basic i-TV service provided by Digeo and for Digeo's development of an interactive "toolkit" to enable the Company to develop interactive local content. Furthermore, the Company may request that Digeo Interactive manage local content for a fee. The amendment provides for the Company to pay for development of the Basic i-TV service as well as license fees for customers who receive the service, and for the Company and Digeo to split certain revenues earned from the service. In 2003, we paid Digeo Interactive approximately $4 million for customized development of the i-channels and the local content tool kit. We received no revenues under the broadband carriage agreement in 2003. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV Service on a month-to-month basis.

     On June 30, 2003, Charter Holdco entered into an agreement with Motorola for the purchase of 100,000 digital video recorder ("DVR") units. The software for these DVR units is being supplied by Digeo Interactive, under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo's proprietary software for the number of DVR units that Charter deploys from a maximum of 10 headends through year-end 2004. In June 2004, the parties agreed to increase the number of headends to 15. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Total license and maintenance fees during the term of the agreement are expected to be approximately $3 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer.

     In April 2004, we launched DVR service in our Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).

     In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the purchase of 70,000 Digeo PowerKey DVR units. The term sheet provides that the parties will proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the purchase of the DVR units and that the parties will enter into a license agreement for Digeo's proprietary software on terms substantially similar to the terms of the license agreement described above. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $40 million. The term sheet and any definitive agreements will be terminable at no penalty to Charter in certain circumstances.

     In March 2001, Charter Ventures and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures' behalf. Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Vulcan Ventures also agreed to make, through January 24, 2004, certain additional contributions through DBroadband Holdings, LLC to acquire additional equity in Digeo as necessary to maintain Charter Ventures' pro rata interest in Digeo in the event of certain future Digeo equity financings by the founders of Digeo. These additional equity interests are also subject to a priority return of capital to Vulcan Ventures up to amounts contributed by Vulcan Ventures on Charter Ventures' behalf. DBroadband Holdings, LLC is therefore not included in our consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures' behalf, subject to Vulcan Ventures aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $224 million to Digeo, of which approximately $56 million was contributed on Charter Ventures' behalf.

     We believe that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc. Messrs. Allen and Vogel are directors of Digeo.

OTHER MISCELLANEOUS RELATIONSHIPS

HDNET AND HDNET MOVIES NETWORK

     On January 10, 2003, we signed an agreement to carry two around-the-clock, high definition networks, HDNet and HDNet Movies. HDNet Movies delivers a commercial-free schedule of full-length feature films converted from 35mm to high definition, including titles from an extensive library of Warner Bros. Films. HDNet Movies will feature a mix of theatrical releases, made-for-TV movies, independent films and shorts. The HDNet channel features a variety of HDTV programming, including live sports, sitcoms, dramas, action series, documentaries, travel programs, music concerts and shows, special events, and news features including the popular HDNet World Report. HDNet also offers a selection of classic and recent television series. We paid HDNet and HDNet Movies approximately $21,900 in 2003. We believe that entities controlled by Mark Cuban owned approximately 85% of HDNet as of December 31, 2003. As of December 31, 2003, Mr. Cuban, co-founder and president of HDNet, owned approximately 6.4% of the outstanding Class A common stock of the Company.

AFFILIATE LEASES AND OTHER AGREEMENTS

     David L. McCall, who served as Senior Vice
President -- Operations -- Eastern Division during 2002 and through January 2003, is a partner in a partnership that leases office space to us under a lease agreement, which expires December 31, 2010. The partnership received approximately $189,200 pursuant to such lease and related agreements for the year ended December 31, 2003. In addition, during 2003 we paid approximately $381,300 for construction services to a construction company controlled by Mr. McCall's brother under a construction agreement, which expired December 31, 2003. We also paid approximately $373,800 during 2003 for construction services to a construction company controlled by Mr. McCall's son under several agreements, the last of which expired January 31, 2004.

     An entity indirectly controlled by Mr. Nathanson owns certain radio stations from which Charter has purchased advertising. Mr. Nathanson's son is the President and an investor of such entity. Charter paid approximately $79,700 to this entity for advertising for 2003.

     We have carried The Outdoor Channel on a month-to-month basis since the expiration of an affiliation agreement in July 2002. In 2003, we paid approximately $1,100,000 to The Outdoor Channel. In December 2003, Mr. Merritt became a director of Outdoor Channel Holdings, Inc. an affiliate of The Outdoor Channel, Inc.

MANAGEMENT FEES OF ENSTAR LIMITED PARTNERSHIPS

     Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Holdco. For the year ended December 31, 2003, Charter Holdco earned approximately $469,300 by providing management services to the Enstar limited partnerships.

     All of the executive officers of the Company, Charter Holdco and Charter Holdings act as officers of Enstar Communications Corporation.

INDEMNIFICATION ADVANCES

     Pursuant to Charter's bylaws (and the employment agreements of certain of our current and former officers), the Company is obligated (subject to certain limitations) to indemnify and hold harmless, to the fullest extent permitted by law, any officer, director or employee against all expense, liability and loss (including, among other things, attorneys' fees) reasonably incurred or suffered by such officer, director or employee as a result of the fact that he or she is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company. In addition, the Company is obligated to pay, as an advancement of its indemnification obligation, the expenses (including attorneys' fees) incurred by any officer, director or employee in defending any such action, suit or proceeding in advance of its final disposition, subject to an obligation to repay those amounts under certain circumstances. Pursuant to these indemnification arrangements and as an advancement of costs, the Company has reimbursed certain of its current and former directors and executive officers a total of approximately $8 million and $3 million in respect of invoices received in 2003 and 2002, respectively, in connection with their defense of certain legal actions described herein. Those current and former directors and officers include: Paul G. Allen, David C. Andersen, David G. Barford, Mary Pat Blake, J. Christian Fenger, Kent D. Kalkwarf, Ralph G. Kelly, Jerald L. Kent, Paul E. Martin, David L. McCall, Ronald L. Nelson, Nancy B. Peretsman, John C. Pietri, William D. Savoy, Steven
A. Schumm, Curtis S. Shaw, William J. Shreffler, Stephen E. Silva, James Trey Smith and Carl E. Vogel. These amounts have been submitted to the Company's director and officer insurance carrier for reimbursement. The carrier has raised various objections to portions of these amounts, and the Company is in negotiations with the carrier regarding their reimbursement.

                               ACCOUNTING MATTERS

PRINCIPAL ACCOUNTING FIRM

     KPMG LLP acted as the Company's principal accountant in 2002 and 2003 and, subject to ratification by stockholders at the Annual Meeting, KPMG LLP is expected to serve as the Company's principal accounting firm for 2004. Representatives of KPMG LLP will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

     In April 2002, the board of directors dismissed Arthur Andersen LLP and appointed KPMG LLP as the Company's independent public accountants for the year ended 2002 in accordance with the recommendation of the Audit Committee. Arthur Andersen LLP served as our independent public accountants for the year ended December 31, 2001.

     Arthur Andersen's report on our financial statements for the two fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through April 22, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on our consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     We provided Arthur Andersen LLP with a copy of the foregoing disclosures and Arthur Andersen LLP agreed with such statements in a letter dated April 26, 2002 that was filed with the SEC. In 2003, KPMG LLP re-audited our 2000 and 2001 financial statements, which, among other things, resulted in a restatement of these financial statements.

     In the years ended December 31, 2001 and 2000 and through April 22, 2002, we did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the out consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

     The following table shows the fees paid or accrued by the Company for audit and other services provided by KPMG LLP for the last two fiscal years:

                                                                  AMOUNT
                                                              (IN THOUSANDS)
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Audit Fees..................................................  $3,217   $6,100
Audit-Related Fees..........................................  $  423   $  306
Tax Fees....................................................  $    0   $    0
All Other Fees..............................................  $    0   $  258
Total.......................................................  $3,640   $6,664

     The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent auditor. We will also comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services. The Audit Committee has determined that the provision of the services described under "All Other Fees" is compatible with maintaining the independence of KPMG LLP.

AUDIT FEES

     During the years ended December 31, 2003 and 2002, we incurred fees and related expenses to KPMG LLP for the audits of our and our subsidiaries' financial statements, for the review of our and our subsidiaries interim financial statements and registration statement filings for the applicable year totaling approximately $3.2 million and $6.1 million, respectively.

AUDIT-RELATED FEES

     We incurred fees to KPMG of approximately $0.4 million and $0.3 million during the years ended December 31, 2003 and 2002, respectively. In 2003, these services primarily related to the audit of cable systems sold to Atlantic Broadband Finance, LLC and advisory services associated with our Sarbanes-Oxley
Section 404 implementation. In 2002, these services primarily related to due diligence related to acquisitions.

ALL OTHER FEES

     We incurred fees for other professional services rendered by KPMG of approximately $0 and $0.3 million during the years ended December 31, 2003 and 2002, respectively. In 2002, these services primarily related to a review of the accounts payable process and litigation support.

     The Audit Committee appoints, retains, compensates and oversees the registered public accountants (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to registered public accountants. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee's designee are presented at the Audit Committee's next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2003 and 2002. Each year, including 2003, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

     In its capacity as a committee of the board, the Audit Committee oversees the work of the registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee's authority and responsibilities, see the Company's Audit Committee charter attached as Appendix A.

                         REPORT OF THE AUDIT COMMITTEE

     The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

     The Audit Committee was established to oversee the Company's accounting and financial reporting processes and the audits of the Company's annual financial statements. The Audit Committee in 2003 consisted of David C. Merritt, John H. Tory, and Nancy B. Peretsman. In December 2003, Ms. Peretsman was replaced on the Audit Committee by Charles M. Lillis. Our board has determined each of the Audit Committee's present members to be "independent" in accordance with Nasdaq and SEC rules.

     The Audit Committee's functions are detailed in a written Audit Committee charter adopted by the board of directors in January 2003 and amended in June 2004, a copy of which is attached hereto as Appendix A and is available on the Company's website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company's financial reporting process on behalf of the board. Company management has the primary responsibility for the Company's financial statements and the reporting process. The Company's independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board determine.

     The Audit Committee held seven meetings in 2003.

     The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2003. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG LLP, the independent public accountants for the Company's audited financial statements for the year ended December 31, 2003.

     The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG LLP with that firm and has considered the compatibility of non-audit services with KPMG LLP's independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

DAVID C. MERRITT
CHARLES M. LILLIS
JOHN H. TORY

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

     Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all
Section 16(a) filing requirements applicable to our officers and directors were complied with during the 2003 fiscal year, except that one Form 4 (Statement of Changes in Beneficial Ownership) to report the exercise of stock put options to Mr. Allen was inadvertently filed late.

                 STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     If you want to include a stockholder proposal in the proxy statement for the 2005 annual meeting, it must be delivered to the Secretary at the Company's executive offices no later than February 28, 2005. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company's proxy statement.

     If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2005 annual meeting, such a notice must be delivered to the Company's Secretary at the Company's executive offices no earlier than April 14, 2005 and no later than May 14, 2005. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

     Such notice must include (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefor, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

     Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (filed with the SEC on November 14, 2001) and amendments to the Bylaws are filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (filed with the SEC on November 3, 2003) and are available at the Securities and Exchange Commission Internet site (http://www.sec.gov).

                                 OTHER MATTERS

     At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

                                          By order of the Board of Directors,

                                          /s/ CURTIS S. SHAW

                                          CURTIS S. SHAW
                                          Secretary

OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 IS AVAILABLE WITHOUT CHARGE BY ACCESSING THE "INVESTOR" SECTION OF OUR WEBSITE AT WWW.CHARTER.COM. YOU ALSO MAY OBTAIN A PAPER COPY OF THE CHARTER COMMUNICATIONS, INC. 2003 10-K, WITHOUT EXHIBITS, AT NO CHARGE BY WRITING TO THE COMPANY AT CHARTER PLAZA, 12405 POWERSCOURT DRIVE, ST. LOUIS, MO 63131, ATTENTION: INVESTOR RELATIONS. IN ADDITION, CERTAIN FINANCIAL AND OTHER RELATED INFORMATION, WHICH IS REQUIRED TO BE FURNISHED TO OUR STOCKHOLDERS, IS PROVIDED TO STOCKHOLDERS CONCURRENTLY WITH THIS PROXY STATEMENT IN OUR 2003 ANNUAL REPORT. WE WILL DELIVER ONLY ONE COPY OF OUR PROXY STATEMENT AND 2003 ANNUAL REPORT TO MULTIPLE SECURITY HOLDERS SHARING AN ADDRESS UNLESS WE HAVE RECEIVED CONTRARY INSTRUCTIONS FROM SUCH SECURITY HOLDER(S). IF YOU SHARE AN ADDRESS WITH ANOTHER SECURITY HOLDER AND WOULD LIKE TO RECEIVE A SEPARATE PROXY STATEMENT OR ANNUAL REPORT NOW OR IN THE FUTURE PLEASE CONTACT US AND WE WILL PROVIDE YOU WITH AN ADDITIONAL COPY. IN ADDITION, IF YOUR HOUSEHOLD CURRENTLY RECEIVES MULTIPLE COPIES OF THE PROXY STATEMENT AND ANNUAL REPORT AND YOU WOULD PREFER TO RECEIVE ONLY ONE COPY OF EACH FOR YOUR HOUSEHOLD, PLEASE LET US KNOW. YOU MAY CONTACT US AT CHARTER PLAZA, 12405 POWERSCOURT DRIVE, ST. LOUIS, MO 63131, ATTENTION:
INVESTOR RELATIONS OR BY CALLING (314) 543-2459. EVEN IF YOUR HOUSEHOLD HAS RECEIVED ONLY ONE ANNUAL REPORT AND ONE PROXY STATEMENT, A SEPARATE PROXY CARD SHOULD HAVE BEEN PROVIDED FOR EACH STOCKHOLDER. IF YOU VOTE USING THE PROXY CARD, PLEASE SIGN AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET, THERE IS NO NEED TO MAIL THE PROXY CARD.

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER
           AS ADOPTED BY THE BOARD OF DIRECTORS ON JANUARY 28, 2003,
                            AS AMENDED JUNE 18, 2004

A.  PURPOSE

     The Audit Committee shall oversee the accounting, internal control and financial reporting processes of the Company and audits of the Company's financial statements. The Audit Committee shall provide an avenue of communication among the registered public accountants, management, internal audit and the Board of Directors.

B.  COMMITTEE MEMBERSHIP

     The Audit Committee shall consist of no fewer than three members of the Board of Directors. In accordance with Section 10A of the Securities Exchange Act of 1934, as amended, and applicable SEC and NASDAQ rules, requirements for membership on the Audit Committee shall be as follows: (a) each member shall satisfy applicable independence, non-affiliation, maximum stock ownership and financial literacy requirements and shall not have a relationship with the Company which would impair his or her independence; and (b) if required by NASDAQ rules, at least one member shall satisfy the financial expert requirements. When appointing the members of the Audit Committee, the Board shall make an affirmative determination as to satisfaction of these requirements.

     The Board shall appoint the members of the Audit Committee annually and shall designate the Chairman of the Audit Committee. The members of the Audit Committee shall serve until their successors are appointed and qualified. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the requirements for Audit Committee membership.

C.  ADMINISTRATIVE MATTERS

     Audit Committee members may not receive, directly or indirectly, any consulting, advisory or other compensatory fees (as proscribed by applicable SEC or NASDAQ rules) from the Company or any subsidiary thereof, other than for Board or Board committee service.

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet in executive session separately with management at least annually, with the Company's internal audit staff at least two times per year, and with the registered public accountants at least quarterly. The Audit Committee may request that any officer or employee of the Company or the Company's outside counsel or registered public accountants attend a meeting of the Audit Committee or meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall make regular reports to the Board.

     The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall periodically review the Audit Committee's own performance, but in no event less frequently than required by any applicable NASDAQ rules.

     The Audit Committee shall have the authority, at the Company's expense, and to the extent it deems necessary or appropriate, to retain and determine funding for special legal, accounting or other consultants to advise the Audit Committee with respect to its duties and obligations and to conduct or authorize investigations into any matters within its scope of responsibilities.

     The Audit Committee shall prepare the audit committee report required by the rules of the SEC to be included in the Company's annual proxy statement. This Charter will be filed as an exhibit to the proxy statement in accordance with SEC rules.

D.  COMMITTEE AUTHORITY AND RESPONSIBILITIES

     The Audit Committee shall have the sole authority to appoint, retain, compensate and oversee the registered public accountants (subject, if applicable, to Board and/or shareholder ratification), and shall approve in advance all fees and terms for both the audit engagement and all non-audit engagements with registered public accountants, provided that any such non-audit services shall not be prohibited by Section 10A of the Securities Exchange Act of 1934, as amended. Pre-approvals of non-audit services may be delegated to a single member of the Audit Committee provided that any pre-approvals made by the Audit Committee's designee shall be presented at the Audit Committee's next regularly scheduled meeting. The Audit Committee shall consult with management but shall not delegate these responsibilities to management. Each year, with respect to the proposed audit engagement, the Audit Committee shall review the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

     In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and the registered public accounting firm shall report directly to the Audit Committee.

     In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Audit Committee:

     - Periodic Reports and the Disclosure Process. On a quarterly basis, review and discuss with management, internal audit and the registered public accountants: the Company's annual audited financial statements; the registered public accountants' reviews of the quarterly financial statements; disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations;" the matters required to be discussed pursuant to Statement on Auditing Standards No. 61; significant deficiencies and material weaknesses in the design or operation of internal controls and procedures for financial reporting, any changes made or proposed to such controls and procedures, and any fraud by any person involved therewith; and any reports of the registered independent accountants and disclosures concerning internal controls and procedures for financial reporting and disclosure controls and procedures and offer certifications required by SEC rules and the underlying matters related to such disclosures. Recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

     - Review of Accounting Matters. Review and discuss with management and the registered public accountants, as applicable: (a) major issues regarding accounting principles, alternative accounting treatments, accounting estimates and financial statement presentations and disclosures; (b) major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (c) any material written communications between the registered public accounting firm and management; (d) any problems, difficulties or differences (including adjustments) encountered in the course of the audit work and management's response; (e) accounting treatment for unusual transactions; (f) the effect of regulatory and accounting initiatives on the financial statements of the Company; and
       (g) press releases regarding earnings or earnings guidance.

     - Financial Risk Exposure. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     - Internal Audit Review. With respect to the Company's internal auditing and controls, on an annual basis, the Audit Committee shall review: (a) the quality and composition of the Company's internal audit staff and the reporting relationship amongst the internal auditor, financial management and the Audit Committee; (b) the risk assessment process, scopes and procedures to determine whether they are adequate to attain the internal audit objectives, as determined by management; (c) the internal audit plan developed by the Company and explanations of deviations therefrom and proposed changes thereto; (d) significant fraud or regulatory non-compliance; and (e) any difficulties encountered by internal audit in the course of their audits.

     - Tax Matters. Review tax compliance and issues with internal tax staff and external advisors, as needed.

     - Relationship With Registered Independent Accountants. Evaluate the qualifications, performance and independence of the registered public accountants, including (a) review and evaluation of the lead partner of the registered public accountants and taking into account the opinions of management and the Company's internal auditors; (b) evaluation of the composition of audit team to confirm that members would comply with rotation requirements imposed by SEC regulations and professional accounting standards; (c) confirmation that compensation of the members of the audit team is not based upon non-audit services performed by the registered accounting firm; and (d) ensuring that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such independent auditors and the Company or any other relationships that may adversely affect their independence, and, based on such review, shall assess their independence consistent with Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact their objectivity and independence and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditors. Review any reports of the registered public accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the registered public accountants any information with respect to illegal accounts in accordance with Section 10A. Confirm with the registered public accounting firm that no director or officer has attempted to influence, coerce, manipulate or mislead the registered public accounting firm for the purpose of rendering materially misleading financial statements.

     - Non-Audit Services. The Audit Committee shall establish procedures for the engagement of the registered public accountants to provide non-audit services. In evaluating whether to retain the registered public accountants for non-audit services, the following factors shall be among those considered: whether the services are compatible with the accounting firm's independence, the accounting firm's familiarity with the Company, its controls, process, tax position, and overall business strategy, and the extent to which the services may provide insight to the accounting firm in performing the audit of the Company.

     - Confidential Complaint Procedure. Establish and annually review procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and (c) prevention of retaliation against Company employees who have filed complaints or submitted concerns regarding these matters.

     - Legal and Regulatory Matters. Meet annually with the General Counsel, and outside counsel when appropriate, to review outstanding legal matters and changes in the regulatory environment, if any, that might have a material impact on the Company's business or its financial statements.

     - Related Party Transactions. Review and approve all related party transactions, unless otherwise approved by the Board of Directors or a committee thereof in accordance with applicable law and NASDAQ rules.

     - Code of Conduct. Unless sufficiently covered by other policies of the Company, establish a code of conduct for the Company's chief executive officer and senior financial officers, to include provisions required by SEC and NASDAQ rules. Such code of conduct shall be designed to deter wrongdoing and promote honest and ethical conduct; avoidance of conflicts of interest (with any waivers to be approved by the Audit Committee), including disclosure of potential conflicts of interest; full, fair, accurate, and timely disclosure in SEC filings, compliance with applicable laws, rules and regulations, reporting of code violations, and accountability for adherence to the code, covering compliance with law, conflicts of interest, a mechanism for monitoring compliance, and such other provisions as may be appropriate.

     - Other. Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

E.  LIMITATIONS OF AUDIT COMMITTEE'S ROLES

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare financial statements; establish, plan or conduct internal or independent audits; establish or maintain internal controls or disclosure controls for financial reporting; or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the registered public accountants.

     Audit Committee Charter adopted by the Board of Directors: January 28, 2003, as amended June 18, 2004.

                                                                                                         _____
This Proxy will be voted as specified. If no direction is made, this Proxy             Please            |    |
will be voted FOR the director nominee, and FOR Proposal 2.                            Mark Here         |____|
                                                                                       for Address
                                                                                       Change or
                                                                                       Comments
                                                                                       SEE REVERSE SIDE

MANAGEMENT RECOMMENDS A VOTE "FOR" EACH PROPOSAL:
NOMINEE 01 NANCY B. PERETSMAN                                                          FOR      AGAINST  ABSTAIN
ELECTION OF CLASS A / CLASS B DIRECTOR             2. RATIFICATION OF KPMG LLP AS      ____        ____     ____
                                                      INDEPENDENT PUBLIC ACCOUNTANTS   |   |       |   |    |   |
      FOR      WITHHELD AUTHORITY                                                      |___|       |___|    |___|
    NOMINEE    TO VOTE FOR NOMINEE
     ____           ____                                                               Check here if you     ____
     |   |          |   |                                                              plan to attend the    |   |
     |___|          |___|                                                              ANNUAL MEETING.       |___|

The undersigned hereby acknowledges receipt of    PLEASE NOTE: Cameras and recording devices are not permitted at the Annual
the Notice of Annual Meeting and accompanying     Meeting.
2004 Proxy Statement and the 2003 Annual Report.

                                                   You may be asked to present valid picture identification, such as a driver's license in order to be admitted to the meeting and may be subject to other security measurers.


                                                                      _______
                                                                             |
                                                                             |
                                                                             |



Signature(s) _________________________________________________________________________ Date ________________________________

NOTE: Please sign exactly as your name appears hereon. When shares are held jointly, each holder must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing on behalf of a corporation or partnership, the person signing must be an authorized signer and must state the capacity in which he or she is signing on behalf of the corporation or partnership.

                                                      -- FOLD AND DETACH HERE --

                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

    INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME
                      THE DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
    IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


_______________________________________           _____________________________________          __________________________________
|           INTERNET                   |          |            TELEPHONE              |          |           MAIL                 |
|    http://www.eproxy.com/chtr        |          |          1-800-435-6710           |          |     Mark, sign and date        |
| Use the Internet to vote your proxy. |          | Use any touch-tone telephone to   |          |        your proxy card         |
| Have your proxy card in hand when    |    OR    | vote your proxy. Have your proxy  |    OR    |              and               |
| you access the web site.             |          | card in hand when you call.       |          |        return it in the        |
|                                      |          |                                   |          |     enclosed postage-paid      |
|                                      |          |                                   |          |           envelope.            |
|______________________________________|          |___________________________________|          |________________________________|


                                             IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                                                YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


                             CHARTER COMMUNICATIONS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Carl E. Vogel, with full power of substitution, as the true and lawful attorney-in-fact, agent and proxy of the undersigned at the Annual Meeting of Shareholders of Charter Communications, Inc. to be held on July 27, 2004, commencing at 10:00 A.M., Pacific Daylight Time, at The W Seattle Hotel, 1112 Fourth Avenue, Seattle, Washington and at any and all adjournments or postponements of said meeting, to vote all the shares of the Class A Common Stock of the company held of record by the undersigned at the close of business on June 1, 2004. The undersigned does hereby authorize such attorney-in-fact, agent and proxy to vote in his discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof.

     This proxy, if properly executed, will be voted in the manner directed by the undersigned, or if no direction is given will be voted FOR the named director nominee, and FOR ratification of the appointment of KPMG LLP as independent public accountants, and in any case will be voted pursuant to the discretion of the proxyholder on such other business as may properly come before the meeting.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS FORM AND RETURN IT IN THE ENCLOSED ENVELOPE.

       (Continued, and to be marked, dated and signed, on the other side)

                            ADDRESS CHANGE/COMMENTS
                (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)


--------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE  --